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                                                                Exhibit 10.1


                         AGREEMENT OF PURCHASE AND SALE

                                     BETWEEN

                               IPCS WIRELESS, INC.

                                    AS SELLER

                             TCP COMMUNICATIONS LLC

                                  AS PURCHASER


                                September 8, 2004

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS....................................................................1

         1.1      Definitions............................................................1

ARTICLE II PURCHASE AND SALE............................................................13

         2.1      Purchase and Sale of Assets...........................................13
         2.2      Assumed Liabilities...................................................13
         2.3      Excluded Assets.......................................................14
         2.4      Lease of Portion of Tower Sites.......................................14
         2.5      Condition of Tower Sites..............................................14
         2.6      Ground Leases and Third Party Lessee Leases...........................15
         2.7      Third Party Contracts.................................................16
         2.8      Purchaser's Right to Access Tower Sites...............................16
         2.9      Certain Apportionments................................................17
         2.10     Bulk Sales Waiver.....................................................18

ARTICLE III PURCHASE PRICE..............................................................18

         3.1      Purchase Price and Payment............................................18
         3.2      Deposit...............................................................20
         3.3      Allocation of Purchase Price..........................................20

ARTICLE IV CONDITIONS PRECEDENT.........................................................20

         4.1      Conditions to Obligation to Sell a Tower Site.........................20
         4.2      Conditions to Purchaser's Obligation to Purchase a Tower Site.........21
         4.3      Excluded Sites........................................................22
         4.4      Right to Terminate....................................................23

ARTICLE V DUE DILIGENCE.................................................................23

         5.1      Due Diligence Review..................................................23

ARTICLE VI CLOSINGS.....................................................................23

         6.1      Closings..............................................................23
         6.2      Deliveries by Seller..................................................24
         6.3      Deliveries by Purchaser...............................................26
         6.4      Closing Costs.........................................................27
         6.5      Pending Tower Sites...................................................28
         6.6      Additional Closings...................................................28
         6.7      Excluded Sites........................................................29
         6.8      Additional Information................................................29

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ARTICLE VII REPRESENTATIONS, WARRANTIES AND COVENANTS...................................30

         7.1      Representations and Warranties By Seller..............................30
         7.2      Seller's Covenants....................................................32
         7.3      Representations and Warranties By Purchaser...........................33
         7.4      Purchaser's Covenants.................................................34
         7.5      Definitions of "Knowledge" and "Belief"...............................35
         7.6      Covenant of Seller and Purchaser Regarding Consents...................35
         7.7      Limitations on Seller's Representations and Warranties................36

ARTICLE VIII RISK OF LOSS...............................................................36

         8.1      Casualty Loss.........................................................36

ARTICLE IX ADDITIONAL AGREEMENTS........................................................37

         9.1      Revenue Sharing.......................................................37

ARTICLE X TERMINATION...................................................................38

         10.1     Termination...........................................................38

ARTICLE XI INDEMNIFICATION..............................................................41

         11.1     Indemnification.......................................................41
         11.2     Time Limitations for Indemnification Claim............................43
         11.3     Notice of Claim for Indemnification; Defense of Claims................43
         11.4     Mitigation............................................................43
         11.5     Exclusive Remedy......................................................44

ARTICLE XII MISCELLANEOUS...............................................................44

         12.1     Successors and Assigns................................................44
         12.2     Entire Agreement......................................................44
         12.3     Costs and Expenses....................................................44
         12.4     Headings..............................................................44
         12.5     Recitals..............................................................44
         12.6     Notices...............................................................44
         12.7     Assignment............................................................45
         12.8     Severability..........................................................46
         12.9     Construction..........................................................46
         12.10    No Joint Venture......................................................47
         12.11    Arbitration...........................................................47
         12.12    Counterparts..........................................................48
         12.13    Enforcement...........................................................48
         12.14    Governing Law.........................................................48
         12.15    Time of the Essence...................................................48
         12.16    Press Releases........................................................48
         12.17    Further Assurances....................................................49

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SCHEDULES AND EXHIBITS

Schedule 1.1A     Excluded Liabilities
Schedule 1.1B     Included Third Party Leases
Schedule 1.1C     Permitted Liens
Schedule 1.1D     Tower Identification
Schedule 2.6.1    Ground Leases and Third Party Lessee Leases
Schedule 2.6.2    Third Parties in Negotiation
Schedule 2.7.1    Third Party Contracts
Schedule 4.2.9    Zoning, FAA and FCC Matters
Schedule 6.2.5    Memorandum of Lease Exceptions
Schedule 7.1.3    Required Consents
Schedule 7.1.6    Contracts
Schedule 7.1.8    Ground Lease Consents
Schedule 7.1.9    Third Party Lessee Leases Consents
Schedule 7.1.10   Compliance with Laws
Schedule 7.1.11   Eminent Domain
Schedule 7.1.14   Environmental Matters
Schedule 7.3.3    Purchaser's Legal Authority
Schedule 7.3.4    Purchaser's Broker or Finder
Schedule 7.5      Persons with Knowledge or Belief
Schedule 9.1      Revenue Sharing
Schedule 9.3      Lighted Tower Sites

Exhibit A         Master Leaseback Agreement
Exhibit 2.6.2     Approved Terms for Ground Leases and Third Party Lessee Leases
Exhibit 3.2       Deposit Escrow Agreement
Exhibit 4.1.3     Non-Disturbance Agreement
Exhibit 6.2.1.a   Warranty Bill of Sale and General Assumption Agreement
Exhibit 6.2.1.b   Assignment and Assumption of Ground Lease Agreement
Exhibit 6.2.1.c   Assignment of Third Party Lessee Leases Agreement
Exhibit 6.2.1.d   Assignment of Third Party Contracts
Exhibit 6.2.6     Seller's Officer Certificate
Exhibit 6.3.7     Purchaser's Officer Certificate
Exhibit 7.4.4     Confidentiality Agreement

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                         AGREEMENT OF PURCHASE AND SALE

     THIS AGREEMENT OF PURCHASE AND SALE is made and entered into this 8th day of September, 2004 between iPCS Wireless, Inc., a Delaware corporation ("SELLER"), and TCP COMMUNICATIONS LLC, a Delaware limited liability company ("PURCHASER").

                                    RECITALS

     A. Seller is engaged in the business of providing wireless communication services;

     B. Seller has acquired or leased certain parcels of real property on which the Seller has constructed Seller Towers and Associated Tower Improvements (such terms and other capitalized terms being used as defined in SECTION 1.1) for use in connection with the Seller's business;

     C. Seller desires to sell and assign to Purchaser and Purchaser desires to purchase and assume from the Seller the Assets, all in accordance with the provisions of this Agreement; and

     D. Contemporaneously with the consummation of such sale and assignment, the Seller desires to lease back from Purchaser certain portions of the Tower Sites.

                                    AGREEMENT

     For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following meanings:

               AAA has the meaning set forth in SECTION 12.11.2.

               ACCOUNTING FIRM has the meaning set forth in SECTION 2.9.

               ADDITIONAL CLOSING has the meaning set forth in SECTION 6.6.

               ADDITIONAL CLOSING DATE means such date as is not more than five
(5) Business Days following satisfaction of all of the conditions to an Additional Closing.

               AFFILIATE means any Entity that controls, is controlled by, or is under common control with another Entity. As used herein, "control" means the ownership, directly or indirectly, of sufficient voting interests of an Entity, or otherwise the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. A

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presumption of control shall exist if an Entity owns or has the ability to direct 10% or more of another Entity's voting interests.

               AGREEMENT means this Agreement of Purchase and Sale, including the recitals and all exhibits and schedules attached hereto.

               ALLOCATION SCHEDULE has the meaning set forth in SECTION 3.3.

               "ANOI" means annual net operating income, calculated as the "INCLUDED REVENUE" minus "INCLUDED EXPENSES" determined in accordance with generally accepted accounting principles consistently applied on an accrual basis as they apply to "INCLUDED LEASES"

               APPURTENANT EASEMENTS means all of the Seller's rights, title and interest, if any, in all easements and licenses on or over, and all agreements providing access to or relating to the use of land and improvements, other than the Seller Leaseholds, Seller Towers, Seller Fee Interests and Associated Tower Improvements, which benefit and are used in connection with the Seller Leaseholds, Seller Towers, Seller Fee Interests and Associated Tower Improvements, including, without limitation, all easements, licenses and agreements providing access to the Seller Leaseholds from public streets, roads and ways; all easements, licenses and agreements for location, maintenance, repair and replacement of and for cables, utilities, utility lines, guy wires and anchors; and all easements, licenses and agreements for parking.

               ASSETS means the Seller's rights, title and interest in the Tower Sites, but shall exclude the Excluded Assets.

               ASSOCIATED TOWER IMPROVEMENTS means the Seller's rights, title and interest in improvements to the Tower Sites, which shall exclude, without limitation, the Seller Equipment.

               ASSUMED LIABILITIES has the meaning set forth in SECTION 2.2.

               BANKRUPTCY CODE means 11 U.S.C. 101 ET SEQ., as the same may be amended, from time to time.

               BELIEF has the meaning set forth in SECTION 7.5.

               BUSINESS DAY means any day other than a Saturday, Sunday or holiday of the federal government of the United States of America.

               CLOSING means the Initial Closing and each Additional Closing, as applicable.

               CLOSING DATE means the Initial Closing Date as well as each date on which an Additional Closing shall occur, as applicable.

               CODE means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

               COMMUNICATIONS EQUIPMENT means equipment used in a communications system including, without limitation, wireless communications antennae, coaxial cables, wireless

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communications equipment boxes, wireless communications transmission equipment, electronic equipment, microwave dishes and any tower light controller.

               CONSENTS means all (i) Real Estate Consents, (ii) other Private Approvals and (iii) other Governmental Approvals.

               CONTRACT means any written contract, agreement, lease, license for tower space, instrument or other commitment that is related to the Assets. "CONTRACTS" include, without limitation, all Third Party Lessee Leases, Ground Leases, Third Party Contracts and Appurtenant Easements.

               DAMAGES has the meaning set forth in SECTION 11.1.1.

               DAY means a calendar day unless specifically stated to be a Business Day.

               DEPOSIT has the meaning set forth in SECTION 3.2 or, with respect to ARTICLES X AND XI, shall mean the portion of the Deposit remaining in escrow with the Escrow Agent at the relevant date.

               DEPOSIT ESCROW has the meaning set forth in SECTION 3.2.

               DEPOSIT ESCROW AGENT has the meaning set forth in SECTION 3.2.

               DEPOSIT ESCROW AGREEMENT has the meaning set forth in
SECTION 3.2.

               DISPUTE has the meaning set forth in SECTION 12.11.1.

               DUE DILIGENCE DISCS shall mean those certain CD-ROM discs containing due diligence information and provided by Seller to Purchaser as attachments to this Agreement, which such information is true, correct and complete through the date on which it was provided, in all material respects.

               DUE DILIGENCE REVIEW shall mean, with respect to each Tower Site:

                    (a) TWENTY DAY DUE DILIGENCE ITEMS. Purchaser shall have until September 15, 2004 to review and approve the following matters with respect to each Tower Site (the "Twenty Day Due Diligence Period"):

                          (i) GROUND LEASE. During the Twenty Day Due Diligence Period, the Purchaser may specify in writing its rejection of any Tower Site in the event that the Ground Lease for such Tower Site contains provisions which have a Material Adverse Effect on Purchaser's anticipated use of such Tower Site, including but not limited to the following: ground lessor termination rights, ground lease rent or payment escalations provisions not in line with usual and customary escalations, restrictions on the ability of the

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                                ground lessee to assign or sublease the demised
                                premises or require ground lessor consent or approval which may be unreasonably withheld, the demised area is insufficient for the continued operation and contemplated co-location or additional tenants, the ground lease lacks appropriate indemnification of ground lessee for environmental conditions and events, ground lessor is not obligated to provide landlord lien waivers in usual and customary form and/or ground lessee does not have the right to mortgage or otherwise secure financing using the ground lease as security for same.

                          (ii) TENANT LEASES AND LICENSES. During the Twenty Day Due Diligence Period, the Purchaser may specify in writing its rejection of any Tower Site in the event that any Third Party Lessee Lease in relation to such Tower Site contains provisions which have a Material Adverse Effect on Purchaser's anticipated use of such Tower Site, including but not limited to the following: tenant termination rights except in the event of either (a) tenant loss of FCC licenses, (b) unresolved radio interference, or
                                (c) default by lessor, tenant control over other activities within such Tower Site, area leased or licensed is so large as to interfere with prospective co-location opportunities, under market rent or license payments, under market rent or license escalations, no requirement that tenants provide lien waivers, and/or no right to require tenant to provide estoppels upon landlord request.

                          True, correct and complete copies of each Ground Lease for each Tower Site, including all amendments and modifications thereof, are included on the Due Diligence Discs. In addition, Seller shall make available to Purchaser for review and copying, all Third Party Lessee Leases. In the event of any conflict or difference between the information on either the Due Diligence Discs or the Third Party Lessee Leases and any executed landlord estoppel or tenant estoppel in relation to any Tower Site which results in a Material Adverse Effect on Purchaser's anticipated use of such Tower Site, Purchaser shall have five (5) Business Days from its receipt of such estoppel to object to such Tower Site based upon such conflict or different information.

                    (b) THIRTY-FIVE DAY DUE DILIGENCE ITEMS. Purchaser shall have a Thirty-Five (35) day period commencing on August 23, 2004 to review and approve the following matters with respect to each Tower Site (the "Thirty-Five Day Due Diligence Period"):

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                          (i)   ENVIRONMENTAL: During the Thirty-Five Day Due
                                Diligence Period, Purchaser may reject any Tower Site upon written notice to Seller in the event that it is unsatisfied, in the exercise of its sole, unfettered and unreviewable discretion, with any information or state of events regarding the environmental condition or contamination of any such Tower Site.

                          (ii) FEDERAL GOVERNMENT REGULATORY FILINGS OR APPROVALS. During the Thirty-Five Day Due Diligence Period, the Purchaser may reject any Tower Site in the event that such Tower Site lacks any required federal government approval, authorization, permit, license or other notification filing, including but not limited to any approval, authorization, permit, license or other notification from the Federal Communications Commission, Federal Aviation Administration, National Environmental Policy Act or NOTAMS, which will result in a Material Adverse Effect on Purchaser's anticipated use of such Tower Site.

                          (iii) STRUCTURAL AND FOUNDATION. During the Thirty-
                                Five Day Due Diligence Period, the Purchaser may reject any Tower Site in the event that the Tower on such Tower Site is not Structurally Sound. For purposes of this Agreement, "STRUCTURALLY SOUND" shall mean a Tower that, without the need for any material modification or material repair, can accommodate: (A) Seller's use of the Reserved Capacity (as defined in the Master Leaseback Agreement) of such Tower and (B) the actual or contractually pending use by an existing third party carrier, other than Seller, of the Tower. Prior to the Closing for a Tower Site, Seller shall have the right to modify the number, types, or height of its antennas and lines to ensure that the Tower is Structurally Sound or to otherwise satisfy any condition to Closing, only with prior, written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, but need not be given in the event any such changes have a Material Adverse Effect on the ability of Purchaser to operate and use the Tower for co-location of cellular and/or PCS Communications Equipment.

                    (c) FORTY-FIVE DAY DUE DILIGENCE ITEMS. Purchaser shall have a Forty-Five (45) day period commencing on August 23, 2004 to review and approve the following matters with respect to each Tower Site (the "Forty-Five Day Due Diligence Period"):

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                          (i)   ZONING AND PERMITTING. During the Forty-Five Day
                                Due Diligence Period, the Purchaser may reject any Tower Site in the event that Seller does not have any and all required zoning, planning, use and other permits, approvals, authorizations and the like (excluding those described above in Section (b)(ii), above) which are required or necessary to continue operations as currently conducted, to the extent that the non-existence of such permits, approvals or authorizations results in a Material Adverse Effect on Purchaser's anticipated use of such Tower Site.

               ENTITY means a corporation, partnership, limited liability company, limited liability partnership, trust, estate, or other organization, entity or association, and the heirs, executors, administrators, legal representatives, successors, and assigns of the Entity where the context so permits.

               ENVIRONMENTAL CLAIMS means any and all administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings related to any applicable Environmental Law brought, issued or asserted by a Governmental Authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law.

               ENVIRONMENTAL LAWS means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ. ("RCRA"), and any other U.S. federal or state law, rule or regulation relating to protection of the environment and applicable to the ownership or operation of the Assets.

               EXCLUDED ASSETS has the meaning set forth in SECTION 2.3.

               EXCLUDED LIABILITIES means any debt, liability or obligation of the Seller (i) due and owing with respect to the ownership or operation of the Assets prior to the Closing Date; or (ii) relating to the Excluded Assets; and shall also include all items listed on attached SCHEDULE 1.1A - EXCLUDED LIABILITIES.

               EXCLUDED SITE has the meaning set forth in SECTIONS 4.3 and 6.7.

               EXECUTION DATE means the date that this Agreement has been executed and delivered by the parties hereto.

               FAA means the Federal Aviation Administration.

               FCC means the Federal Communications Commission.

               FINAL CLOSING means the Closing to occur on the Final Closing
Date.

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               FINAL CLOSING DATE has the meaning set forth in SECTION 6.6.

               GOVERNMENTAL APPROVAL means any governmental approval, registration, permit, license, certification or authorization required in connection with the ownership or operation of the Assets by a Governmental Authority.

               GOVERNMENTAL AUTHORITY means any federal, state, territorial, county, municipal, local or other government or governmental agency or body or any other type of regulatory body, whether domestic or foreign, including, without limitation, the FCC and the FAA.

               GOVERNMENTAL LAWS means all applicable federal, state and local laws, ordinances, regulations, orders, codes, directives, decrees, notices, rules and statutes, now or hereinafter in effect.

               GROUND LEASE means a lease between a Landlord, as lessor, and Seller, as lessee, for the applicable Seller Leasehold. Ground Leases to which the Seller, as of the date hereof, is a party are listed for each Tower Site on the attached SCHEDULE 2.6.1.

               HAZARDOUS MATERIAL means any substance, chemical, material or waste including, without limitation, petroleum products, PCBS, or asbestos, that is currently identified as hazardous, toxic or dangerous by any Governmental Laws.

               INCLUDED EXPENSES shall mean an amount equal to the product of twelve (12) times the sum of (a) the monthly ground rent for the month of Closing (or an amount to be agreed to by the parties in the event that any real property upon which a Tower is located is owned by the Seller and not leased),
(b) the average of the actual utility expense for the twelve (12) months prior to the Closing Date for each Tower, or the monthly average of such lesser period in operation, (c) for any Tower with respect to which taxes have been levied, the actual amount of real estate taxes and personal property taxes for the year of the Closing (or the prior year if unavailable) if such taxes include an assessment for a Tower or are otherwise payable by Seller as owner of the Tower, (excluding, however, any such taxes that relate to Seller Equipment or Communications Equipment which are to be paid by Seller under the Master Leaseback Agreement) divided by twelve (12), (d) the assumed insurance expense of Fifty Dollars ($50) per Tower, (e) the assumed maintenance expense of Fifty Dollars ($50) per Tower and (f) the actual monthly amount of any other expenses that Seller is obligated prior to the Closing Date to pay in connection with the ownership or operation of the applicable Tower pursuant to agreements with third parties that are not terminated prior to the Closing Date. For the avoidance of doubt, if real estate taxes and/or personal property taxes have not been levied prior to the Closing with regard to any Tower, no amount shall be estimated or calculated as part of the Included Expenses for such Tower.

               INCLUDED LEASE shall mean, with respect to an Included Site, any Site Lease Agreement and any Third Party Lessee Lease for cellular voice or PCS communications provided: (a) Purchaser has determined that (1) if Seller or any Third Party Lessee has filed a petition for bankruptcy or has had one filed against it, the relevant Site Lease Agreement or Third Party Lessee Lease has either been assumed by the Seller or Third Party Lessee through appropriate bankruptcy proceedings or was entered into as a post-petition obligation of the Seller

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or Third Party Lessee and provided such bankruptcy has not been converted into a
Chapter 7 liquidation or the equivalent liquidating plan of reorganization under Chapter 11; (2) such Third Party Lessee is not in default under such Third Party Lessee Lease; and (3) such Third Party Lessee has not alleged a default by the landlord under such Third Party Lessee Lease prior to the Closing, AND (b) either (i) the applicable Seller or Third Party Lessee has installed its equipment on the applicable Tower and the Third Party Lessee has commenced paying rent under the applicable Third Party Lessee Lease, or (ii) the Seller or applicable Third Party Lessee has not installed its equipment on the applicable Tower but has commenced paying rent under the applicable Site Lease Agreement or Third Party Lessee Lease which has a minimum of three (3) years remaining at the applicable Closing without a right of termination except in the event of either
(1) Third Party Lessee's loss of FCC license(s), (2) unresolved radio interference, or (3) default by lessor under such Third Party Lessee Lease. No Third Party Lessee Lease with a Third Party Lessee who is an Affiliate of Seller shall be considered an Included Lease unless such lessee prepays three (3) years rent under such Third Party Lessee Lease at the Closing. Notwithstanding the foregoing, with respect to any Site Lease Agreement or Third Party Lessee Lease that would be an Included Lease except for the provisions of subparagraph (a)(2) above, the parties agree to promptly meet and review the relevant facts surrounding such alleged default and further agree that any such alleged default shall preclude such Site Lease Agreement or Third Party Lessee Lease from being an Included Lease only in the event there is reasonable evidence that the alleged default is true and material, and would prevent Purchaser from reasonable use of the affected Tower for future co-location of cellular and/or PCS Communications Equipment. No alleged default shall preclude the Site Lease Agreement or Third Party Lessee Lease from being an Included Lease if such default may be cured by the payment of money and the parties agree in writing on the method of and timing for such payment. Additionally, and notwithstanding anything in this Agreement to the contrary, the term Included Lease shall include the Site Lease Agreements and Third Party Lessee Leases set forth on attached SCHEDULE 1.1B - INCLUDED THIRD PARTY LEASES. This schedule may be updated by Seller from time to time to include any new Site Lease Agreements or Third Party Lessee Leases signed pursuant to a master lease agreement or similar agreement currently in force, or that is executed pursuant to SECTION 2.6.2, and pursuant to which such Third Party Lessee has either (c) begun paying rent under a Third Party Lessee Lease which has a minimum of three (3) years remaining at the applicable Closing without a right of termination except in the event of either (i) Third Party Lessee's loss of FCC license(s), (ii) unresolved radio interference, or (iii) default by lessor under such Third Party Lessee Lease, or
(d) installed Communications Equipment on the applicable Tower, even though such Site Lease Agreement or Third Party Lessee Lease may have a thirty day or other short notice provision allowing termination.

               INCLUDED REVENUE shall mean an amount equal to twelve (12) times the total monthly rent payments paid or payable (provided the same are not more than thirty (30) days delinquent) by Third Party Lessees and Seller (pursuant to the Third Party Lessee Leases and Site Lease Agreements) under an Included Lease based on the rent in effect for the month immediately preceding each Closing Date or, in the case of a Site Lease Agreement, the first month's rent regardless of whether such first month's rent has been paid; PROVIDED, HOWEVER, such amount (a) shall not include any security deposits, prepaid rents (except as described below), refunds to tenants, sales, property, excise or similar taxes imposed by Governmental Authorities and collected from subtenants and pass through expenses collected from any Third

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Party Lessees or the Seller, and (b) shall include, in the case of prepaid rent, an apportioned amount of such prepaid rent attributable to the month of Closing.

               INCLUDED SITE means each of the Tower Sites sold at the Initial Closing and at each Additional Closing.

               INITIAL CLOSING has the meaning set forth in SECTION 6.1.

               INITIAL CLOSING DATE means the date on which the Initial Closing occurs, which shall not be later than the earlier of (i) October 15, 2004 or
(ii) five (5) Business Days after all conditions to the Initial Closing have been satisfied.

               INDEMNIFIED PARTIES has the meaning set forth in SECTION 11.1.2.

               INDIVIDUAL TOWER PRICE has the meaning set forth in
SECTION 3.1.1.

               INSTRUMENTS OF TRANSFER has the meaning set forth in
SECTION 6.2.1.

               KNOWLEDGE has the meaning set forth in SECTION 7.5.

               LANDLORD means (i) the fee owner, (ii) any other Person entitled to possession of the real property being leased or subleased or (iii) any other holder of the reversionary interest in the real property leased or subleased, as the case may be.

               LEASED BACK SPACE means the Seller Ground Space, Seller Tower Space and Seller Related Rights on each of the Included Sites.

               LEGAL ACTION means, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, or suits, at law or in arbitration or equity, affecting such Person or any of such Person's business, property or assets.

               LIEN means any lien, guarantee, mortgage, security interest, attachment, levy, charge, claim, restriction, imposition, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom), whether consensual or nonconsensual and whether arising by agreement or under any Governmental Law or otherwise.

               MASTER LEASEBACK AGREEMENT means the Master Leaseback Agreement providing for the lease back from Purchaser to Seller (or its designees) of the use and possession rights contained therein related to the Included Sites, in the form attached hereto as EXHIBIT A, to be executed by Seller and Purchaser at or prior to the Initial Closing, as the same may be amended from time to time.

               MATERIAL means any event, circumstance, action or happening, the consequence of which might reasonably result in a loss, diminution of value, cost, expense, liability, obligation or payment by a party in excess of the sum of $50,000 for any single occurrence or $150,000, in the aggregate.

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               MATERIAL ADVERSE EFFECT means any event, fact, condition or circumstance and collectively facts, conditions or circumstances that have or could reasonably be expected to have a material and adverse effect on the revenues, expenses, operations or financial condition of the Person referred to.

               MAXIMUM PURCHASE PRICE has the meaning set forth in
SECTION 3.1.2.

               MEMORANDUM OF LEASE has the meaning set forth in the Master Leaseback Agreement.

               PENDING TOWER SITES has the meaning set forth in SECTION 6.5.

               PERMITTED LIEN means (a) municipal, zoning and other ordinances, easements for utilities serving the burdened estate, and covenants, conditions and restrictions of record which do not interfere with the operation, maintenance, repair and use of the Assets by the Purchaser in the manner currently operated by Seller, or for the purpose of co-location of additional cellular and/or PCS Communications Equipment, and does not prohibit the Purchaser from financing such Tower Site under its existing financing facility or its equivalent, (b) title defects or encumbrances that do not materially and adversely affect Purchaser's ability to operate, maintain, and repair the Assets in the manner currently operated by Seller, to co-locate additional cellular and/or PCS Communications Equipment, and does not prohibit the Purchaser from financing such Tower Site under its existing financing facility or its equivalent, (c) those Liens affecting the Assets that are specifically listed on
SCHEDULE 1.1C - PERMITTED LIENS, copies of which are appended to SCHEDULE 1.1C - PERMITTED LIENS, (d) Liens for taxes not yet due, (e) all matters listed on the Title Commitments as exceptions or exclusions to which Purchaser does not raise a Title Objection or otherwise object in writing prior to the applicable Closing or, having objected, Purchaser waives or is deemed to have waived in accordance with SECTION 7.4.6B, and (f) any and all other title defects, encumbrances or Liens which are otherwise disclosed by Seller to Purchaser in writing and with respect to which Purchaser fails to provide Seller with a written objection thereto within ten business(10) days after receipt of such written disclosure from Seller.

               PERSON means any individual or Entity.

               PREPAID EXPENSES means all prepaid items, unbilled costs and fees, and accounts, notes, and other receivables under the Contracts, including Third Party Contracts, Ground Leases and Third Party Lessee Leases as of the applicable Closing Date.

               PRIME RATE means the "PRIME RATE" of interest, as published in the "MONEY RATES" table of The Wall Street Journal, Midwestern Edition, from time to time.

               PRIVATE APPROVALS means all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Governmental Authorities).

               PURCHASE PRICE has the meaning set forth in SECTION 3.1.1.

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               PURCHASER means TCP Communications LLC, a Delaware limited liability company.

               PURCHASER INDEMNIFIED PARTIES has the meaning set forth in
SECTION 11.1.1.

               REAL ESTATE CONSENT means each Private Approval or Governmental Approval that is applicable to a specific Tower Site but not generally applicable to the transactions contemplated by this Agreement.

               REAL ESTATE REPRESENTATION means each representation and warranty made by Seller in SECTIONS 7.1.6 through 7.1.14, inclusive.

               REQUIRED CONSENTS means all Consents that are required to be obtained in order to consummate the transactions contemplated by an applicable Closing. Under no circumstances will a Real Estate Consent that relates only to Tower Sites that are not included in a Closing be deemed to be a Required Consent.

               SELLER means iPCS Wireless, Inc., a Delaware corporation.

               SELLER EQUIPMENT means the Seller's antenna arrays and associated equipment for their wireless communications systems as described in the Site Lease Agreements, which may include (without limitation): electronic equipment, transmission equipment, microwave dishes, wireless communications antennas, coaxial cables, equipment buildings and the concrete pads thereunder, shelters and cabinets (including the contents thereof), the platform for location of the Seller Equipment on the Tower, mounts, generators, above-ground or underground storage tanks, hangers, brackets and other specified accessories and equipment.

               SELLER FEE INTERESTS means the Seller's fee interest in the real property on which a Seller Tower is located.

               SELLER GROUND SPACE means a portion of the real property comprising a Tower Site, which is to be leased or subleased by Purchaser to Seller (or its designees) pursuant to the Master Leaseback Agreement and a Site Lease Agreement, the size and location of which is set forth in the Site Lease Agreement for each such Site executed pursuant to the Master Leaseback Agreement for the respective Leased Back Spaces.

               SELLER INDEMNIFIED PARTIES has the meaning set forth in
SECTION 11.1.2.

               SELLER LEASEHOLD means the Seller's leasehold interest in the real property under the Ground Leases.

               SELLER'S NOTICE PERIOD has the meaning set forth in
SECTION 7.4.6b.

               SELLER RELATED RIGHTS means the rights of Lessee as provided in the Master Leaseback Agreement.

               SELLER'S TITLE NOTICE has the meaning set forth in
SECTION 7.4.6b.

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               SELLER TOWER means the Seller's rights, title and interest in any one (1) of the towers designated on SCHEDULE 1.1D - TOWER IDENTIFICATION as a "TOWER."

               SELLER TOWER SPACE means, for each Leased Back Space, the portion and/or portions of the Tower leased by Purchaser to Seller (or its designee) for location of the antenna array(s), platforms and mounts comprising the Seller Equipment and other related rights provided in the Master Leaseback Agreement, pursuant to the Master Leaseback Agreement and a Site Lease Agreement, the size and location of which is set forth for identification purposes in SCHEDULE 1.1D
- TOWER IDENTIFICATION for the respective Leased Back Spaces.

               SITE LEASE AGREEMENT means an instrument providing for the lease and/or sublease of a Leased Back Space by Purchaser to Seller (or its designees) on each of the Included Sites in substantially the form attached to the Master Leaseback Agreement.

               STRUCTURALLY SOUND has the meaning set forth in subparagraph
(b)(iii) of the definition of Due Diligence Review.

               THIRD PARTY CONTRACT means any contractual relationship with a third party, including without limitation a Third Party Lessee, related to all or any portion of a Tower Site or a Third Party Lessee Lease other than a Ground Lease.

               THIRD PARTY LESSEE means a Person, other than the Seller, having Communications Equipment on a Tower and/or tower space comprising a Tower Site pursuant to the terms of a lease or license.

               THIRD PARTY LESSEE LEASE means a lease or license from the Seller, as lessor or licensor, to a Third Party Lessee, as lessee or licensee, for a portion of a Tower Site. All Third Party Lessee Leases to which the Seller, as of the date hereof, is a party are listed for each Tower Site on the attached SCHEDULE 2.6.1.

               TITLE COMMITMENTS has the meaning set forth in SECTION 7.4.6a.

               TITLE OBJECTION has the meaning set forth in SECTION 7.4.6b.

               TOTAL PROJECTED PURCHASE PRICE has the meaning set forth in
SECTION 3.1.2.

               TOWER means a monopole, self-supporting lattice or guyed telecommunications tower owned by the Seller upon which Communications Equipment may be located, which shall include, without limitation, the tower foundation, footings, bolts, tower structure, anchors, caissons, guys, lighting, lightening rod and tower grounding system.

               TOWER RELATED ASSETS means, with respect to each Tower Site, (i) the security deposits (if any) from tenants under the Third Party Lessee Leases,
(ii) all rights to any warranties held by the Seller with respect to such Tower Site, including without limitation, the related Seller Tower to the extent transferable, (iii) all rights under any Governmental Approvals necessary for the ownership and operation of such Tower Site to the extent transferable, except for FCC broadcast licenses used or needed by the Seller to provide communications services or operate communications equipment and (iv) copies of all material files and records of the Seller

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

related to the ownership, occupancy or leasing of such Tower Site (other than relating to Communications Equipment).

               TOWER SITE means (i) a Seller Tower; (ii) the land, leased to or owned by the Seller, on which such Tower is located, together with the buildings, structures, other improvements and facilities (if any) located on such land; (iii) the Associated Tower Improvements pertaining to such Tower;
(iv) the Tower Related Assets pertaining to such Tower; (v) the Third Party Contracts pertaining to such Tower; (vi) the Third Party Lessee Leases pertaining to such Tower; (vii) the Ground Leases pertaining to such Tower; and
(viii) all Appurtenant Easements thereto.

               TOWER SITE DUE DILIGENCE shall mean the satisfactory completion of the Due Diligence Review for each Tower Site.

               TRANSACTION DOCUMENTS means the Master Leaseback Agreement, the Deposit Escrow Agreement and the other documents and instruments executed and delivered pursuant to this Agreement, as the same may be amended from time to time.

     Except as otherwise specified herein, Seller and Purchaser acknowledge and agree that any defined term used herein which is a document, instrument, drawing, survey, map, plan, technical description or other writing, and any other reference herein to a writing, shall include the original of such writing and, if permitted under this Agreement, any and all amendments, supplements, modifications, renewals, extensions, restatements, or replacements of or to the same from time to time.

                                   ARTICLE II
                                PURCHASE AND SALE

     2.1 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, convey, and transfer to Purchaser and Purchaser shall purchase, accept and assume the good and marketable title to the Assets from the Seller. The parties hereto agree to use their good faith commercially reasonable efforts to cause the Initial Closing to (i) include all of the Towers as reasonably practicable and (ii) occur as soon as reasonably practicable on or before October 15, 2004.

     2.2 ASSUMED LIABILITIES. On each Closing, Purchaser shall assume and agree to discharge and perform, as and when due, all liabilities and obligations of the Seller accruing, arising out of or directly relating to events or occurrences on or after the applicable Closing with respect to any Assets sold to Purchaser at such Closing, which liabilities are disclosed to Purchaser by Seller prior to such Closing, and excluding liabilities and expenses which become payable in the ordinary course subsequent to such Closing but relate to time periods or events prior to such Closing (collectively, the "ASSUMED LIABILITIES"). With the exception of the Assumed Liabilities, no obligation or liability of the Seller or relating to the Assets of any nature whatsoever (whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued, due or to become due), is being assumed by Purchaser, nor shall Purchaser be liable to pay, perform or discharge any such obligation or liability.

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     2.3       EXCLUDED ASSETS. Seller and Purchaser agree that at the
applicable Closing for the sale of any Assets subject to and in accordance with the terms and conditions set forth herein, Purchaser shall obtain all of the Seller's rights, title and interest in and to such Assets. The parties hereto understand and agree that the Assets do not include, without limitation, the following: the Seller Equipment, the Communications Equipment of any Third Party Lessee located on a Tower Site, the electricity infrastructure and telephone infrastructure associated solely with the placement and operation of Seller's Equipment and any Third Party Lessee's Communications Equipment on a Tower Site belonging to any public utility; any Excluded Site and any other asset of the Seller or any third party, whether tangible or intangible, not expressly included in the Assets (collectively and including all rights related thereto, the "EXCLUDED ASSETS"). The Excluded Assets shall at all times remain the property of the Seller, the Third Party Lessee, the applicable utility company or other third party, regardless of whether such Excluded Asset is affixed or attached to a Tower Site.

     2.4 LEASE OF PORTION OF TOWER SITES. Contemporaneously with the Seller's sale and Purchaser's purchase of any Included Sites, Purchaser shall lease and/or sublease to Seller (or its designee) and Seller (or its designee) shall lease and/or sublease from Purchaser, the Leased Back Space on each such applicable Included Site pursuant to a Site Lease Agreement, subject to the terms of the Master Leaseback Agreement. Seller and Purchaser agree to execute the Master Leaseback Agreement on or before the Initial Closing Date. Seller and Purchaser agree that, where applicable, the terms of the Master Leaseback Agreement shall govern any and all lease or sublease agreements between Seller (or its designees) and Purchaser for all Included Sites. Notwithstanding the foregoing, the parties agree that the Tower Site designated by Seller as Site No. 680 will not be included under a Site Lease Agreement and Seller shall not occupy any Leased Back Space on such tower unless Seller notifies Purchaser of its intention to do so on or before the date of the Closing that includes that Tower Site.

     2.5 CONDITION OF TOWER SITES. Except as expressly set forth herein, Seller and Purchaser agree that the Assets will be sold and purchased subject to all Third Party Lessee Leases, Permitted Liens and liabilities and obligations associated therewith (except for Excluded Liabilities). FURTHER, EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER AND PURCHASER UNDERSTAND AND AGREE THAT THE ASSETS BEING SOLD ARE BEING SOLD, ASSIGNED, CONVEYED, AND TRANSFERRED HEREUNDER "AS IS, WHERE IS, WITH ALL FAULTS" WITHOUT ANY REPRESENTATION OR WARRANTY BY THE SELLER OR ANY OTHER PERSON, INCLUDING NATIONS MEDIA PARTNERS, OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH RESPECT TO THE ASSETS CONTAINED HEREIN OR IN THE TRANSACTION DOCUMENTS. OTHER THAN SUCH EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN OR IN THE TRANSACTION DOCUMENTS, THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ASSETS INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING THE QUALITY OF CONSTRUCTION; WORKMANSHIP; SAFETY; MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES, OR REGULATIONS RELATING IN ANY WAY TO HAZARDOUS MATERIALS OR ANY ENVIRONMENTAL MATTERS OR THE

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AMERICANS WITH DISABILITIES ACT; OPERATION OF MECHANICAL SYSTEMS, EQUIPMENT AND
FIXTURES; SUITABILITY OF SOIL OR GEOLOGY; ABSENCE OF DEFECTS OR HAZARDOUS MATERIALS; ANY PAST, PRESENT OR FUTURE OPERATING RESULTS, INCLUDING BOTH INCOME AND EXPENSES; ANY PROJECTIONS WITH RESPECT TO OPERATING RESULTS; THE FINANCIAL VIABILITY OF THE ASSETS; OR THE COMPLETENESS OR ACCURACY OF ANY BOOKS OR RECORDS PROVIDED BY NATIONS MEDIA PARTNERS PERTAINING TO THE ASSETS. PURCHASER ACKNOWLEDGES AND REPRESENTS THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH RESPECT TO THE ASSETS CONTAINED HEREIN AND IN THE TRANSACTION DOCUMENTS, PURCHASER IS ENTERING INTO THIS AGREEMENT BASED SOLELY UPON PURCHASER'S OWN INSPECTIONS, INVESTIGATIONS AND ANALYSIS OF THE ASSETS. THE PROVISIONS OF THIS SECTION 2.5 SHALL SURVIVE EACH CLOSING AND THE DELIVERY OF THE INSTRUMENTS OF TRANSFER AND THE TERMINATION OR EXPIRATION OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.

     2.6       GROUND LEASES AND THIRD PARTY LESSEE LEASES.

               2.6.1 ASSIGNMENT AND ASSUMPTION. As part of the purchase and sale of the applicable Included Sites, the Seller shall assign and, without limiting SECTION 2.1, Purchaser shall assume, at the applicable Closing, all of the Seller's rights, title and interest as a lessee under the applicable Ground Leases for the applicable Seller Leaseholds comprising a part of the applicable Included Sites and all of the Seller's rights, title and interest as a lessor or licensor under all Third Party Lessee Leases leasing or licensing a portion of such Included Sites to such Third Party Lessees. The Ground Leases and Third Party Lessee Leases relating to each Tower Site, as of the date hereof, are summarized as set forth in the attached SCHEDULE 2.6.1. At the applicable Closing, Purchaser shall accept and assume full responsibility, including, without limitation, direct performance, of all of the Seller's duties and obligations under such Ground Leases and Third Party Lessee Leases relating to the applicable Included Sites from and after the applicable Closing Date. Further, Purchaser agrees to indemnify, hold harmless and defend the Seller Indemnified Parties from and against all Damages arising out of any default, breach, event, or occurrence taking place on or after the applicable Closing Date with respect to the Ground Leases and any Third Party Lessee Leases affecting one (1) or more of the applicable Included Sites.

               2.6.2 RESTRICTION ON NEW AGREEMENTS. After the date hereof, Seller shall not enter into any Ground Leases or Third Party Lessee Leases for any of the Tower Sites without Purchaser's prior written approval, not to be unreasonably withheld or delayed and provided that Seller shall use lease forms which have been approved by Purchaser and shall be on commercially reasonable terms or terms more favorable to Purchaser. The foregoing shall not restrict Seller from continuing negotiations and executing Ground Leases or Third Party Lessee Leases with those third parties or on those Tower Sites identified on
SCHEDULE 2.6.2 hereto, which may be updated from time to time, and so long as the terms and conditions of such Ground Leases or Third Party Lessee Leases are on commercially reasonable terms or terms more favorable to Purchaser and are materially consistent either with Seller's current form or with those general terms and conditions provided on EXHIBIT 2.6.2 hereto, then Purchaser's prior approval shall not be required, provided that the form of such Leases shall not materially deviate from the forms approved by Purchaser. Seller additionally agrees that after the execution of this Agreement Seller shall not enter into any master lease agreement, master license agreement or similar agreement with respect to the Towers without Purchaser's prior written approval, not to be unreasonably withheld or delayed, and provided that the form of any such agreement shall have been approved by Purchaser.

     2.7       THIRD PARTY CONTRACTS.

               2.7.1     ASSIGNMENT AND ASSUMPTION.

                         (i)    As part of the purchase and sale to Purchaser of
the applicable Included Sites, the Seller shall assign and, without limiting
SECTION 2.1, Purchaser shall assume, at the applicable Closing, all of Seller's rights, title and interest in and to any Third Party Contracts relating to such Included Sites. A list of material Third Party Contracts is set forth on
SCHEDULE 2.7.1. At the applicable Closing, Purchaser shall accept and assume full responsibility, including, without limitation, direct performance, of all of the Seller's duties and obligations under the Third Party Contracts relating to the applicable Included Sites from and after the applicable Closing Date. Further, Purchaser agrees to indemnify, hold harmless and defend the Seller Indemnified Parties against all Damages arising out of any default, breach, event, or occurrence taking place on or after the applicable Closing Date with respect to any Third Party Contract affecting one (1) or more of the applicable Included Sites.

                         (ii)   Purchaser may purchase back-up electricity
generators for certain Tower Sites which are identified on SCHEDULE 9.3, pursuant to terms as may be agreed upon by the Seller and Purchaser. If such back-up generators are purchased by Purchaser from Seller, then Seller shall assign, and Purchaser shall assume, at the applicable Closing, all of Seller's rights, title and interest in and to any Third Party Contracts relating to such back-up generators on the applicable Included Sites, including but not limited to any maintenance agreements for such back-up generators, copies of which Seller shall provide to Purchaser within ten (10) days after the execution of an agreement entered into by and between Seller and Purchaser detailing the terms of the purchase of any and all such back-up generators by Purchaser. Notwithstanding the foregoing, Seller shall be under no obligation to assign such back-up generator maintenance agreements, or any of them, if the parties mutually agree that Seller's existing maintenance contract shall be terminated and that Purchaser shall enter into new maintenance agreements in relation to the back-up generator at any Included Site.

               2.7.2 RESTRICTION ON NEW AGREEMENTS. After the date hereof, Seller shall not enter into any Third Party Contracts for any of the Tower Sites without Purchaser's prior written approval, not to be unreasonably withheld or delayed, except with respect to Third Party Lessee Leases as provided pursuant to SECTION 2.6.2 herein.

     2.8       PURCHASER'S RIGHT TO ACCESS TOWER SITES.

               2.8.1 RIGHT TO ACCESS TOWER SITES. After the Execution Date and until either the Closing has occurred with respect to a Tower Site or the Seller's obligation to sell a Tower Site

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to Purchaser terminates in accordance with SECTION 6.7 and the other terms and conditions set forth herein, Purchaser and its duly authorized agents, contractors, advisors and employees shall have the right to conduct field visits at the Tower Sites, review the Contracts related to the Towers and Tower Sites, and perform structural analyses of the Towers for the purpose of inspecting the same and determining of the Towers are Structurally Sound, at Purchaser's sole expense. Purchaser agrees to indemnify, hold harmless and defend the Landlord, the Seller Indemnified Parties and any other interested party against all Damages arising out of Purchaser's exercise of such rights. Notwithstanding anything in this paragraph to the contrary, Purchaser's rights under this
Section 2.8.1 shall in no event be deemed to be an extension of time for the completion of Purchaser's Due Diligence Review provided herein.

               2.8.2 INSURANCE. Prior to accessing a Tower Site pursuant to this Agreement and throughout the time period during which Purchaser is entitled to access a Tower Site, Purchaser shall have insurance coverage in such amounts and of such types as are customary in the industry with a national carrier in sound financial standing. The Seller shall be named as additional insured under such policy of insurance, and the insurer shall be required to give Seller at least thirty (30) Days prior written notice of cancellation. Purchaser shall provide Seller with a certificate of insurance evidencing all of the foregoing prior to accessing a Tower Site.

     2.9 CERTAIN APPORTIONMENTS. Notwithstanding any provision to the contrary in this SECTION 2.9 or elsewhere in this Agreement, at the applicable Closing, the following items shall be apportioned between Seller and Purchaser in respect of the applicable Included Sites at such Closing, with such adjustments to be made as of the applicable Closing Date by the party that on a net basis owes money to the other party under this SECTION 2.9 by means of "netting" such amount against the Purchase Price: (a) rents and revenues under all Contracts included in the Assets; (b) Prepaid Expenses; (c) real property and personal property taxes paid or payable with respect to the Assets; (d) all other revenues and expenses arising or relating to the Assets, including but not limited to any and all utility charges, including specifically electricity and telephone line charges, used for purposes of monitoring the tower lights on the Tower Site known as site #680 and located in Walton, Michigan; and (e) charges and payments under all Contracts included in the Assets; provided, however, Seller shall retain all previously collected access fees and other prepaid sums (other than prepaid rent) paid by a Third Party Lessee in consideration for entering into a Third Party Lessee Lease, and no such access fees or other prepaid sums (other than prepaid rent) shall be deemed Included Revenue. Such apportionments shall be made pro rata on a per diem basis as of 12:01 a.m. (EST) on the applicable Closing Date so that all such rents, revenues, taxes, charges and payments attributable to the period prior to the applicable Closing Date are for the account of Seller, and all such rents, revenues, taxes, charges and payments attributable to the period from and after the applicable Closing Date are for the account of Purchaser. If any of the aforesaid apportionments cannot be calculated promptly and accurately following the applicable Closing Date, then the same shall be jointly calculated and adjusted once by Seller and Purchaser after the applicable Closing Date in accordance with the following procedures. Within ninety (90) Business Days after the applicable Closing Date, Seller and Purchaser shall exchange their respective post-Closing calculations of such apportionments. Seller and Purchaser shall in good faith attempt to agree upon the post-Closing apportionments on or before the last day of the fourth full calendar month following the Closing

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Date. If at the end of such period, Seller and Purchaser cannot agree on the post-Closing apportionments, Seller and Purchaser shall submit to an independent accounting firm (the "ACCOUNTING FIRM") for review and resolution any and all matters which remain in dispute. The Accounting Firm shall be Ernst & Young or another mutually agreeable accounting firm of national reputation not providing services to either Seller or Purchaser or their respective affiliates. The Accounting Firm shall be instructed to, within thirty (30) Days after the submission of any disputed matters, review and resolve all such disputed matters and to report its resolution thereof to Seller and Purchaser, and such report shall be final, binding and conclusive on Seller and Purchaser with respect to all such disputed matters. The fees and expenses of the Accounting Firm incurred pursuant to this SECTION 2.9 shall be divided evenly between Seller and Purchaser. The party owing the other party a sum of money based on the agreed upon (or Accounting Firm-determined) post-Closing apportionments shall pay said sum to such other party within ten (10) Business Days of the determination. If payment of any such amount is not paid when due, interest shall accrue on the past due amount at a rate equal to the Prime Rate plus two percent (2%) per annum from the due date to the date of payment. The aforesaid post-Closing adjustment shall be the only post-Closing adjustment of the items to be apportioned under this SECTION 2.9, and if not paid before a subsequent Closing, may be taken as a credit or debit with respect to the Purchase Price at such Closing.

     2.10 BULK SALES COMPLIANCE. Seller shall, prior to any Closing, comply fully with any applicable bulk sales act or comparable statutory provisions of each applicable jurisdiction.

                                   ARTICLE III
                                 PURCHASE PRICE

     3.1       PURCHASE PRICE AND PAYMENT.

               3.1.1 PURCHASE PRICE. Purchaser shall pay Seller a purchase price equal to the ANOI for each of the Tower Sites actually purchased by Purchaser multiplied by the factor of thirteen and three-tenths (13.3) (the "PURCHASE PRICE"). At each Closing, Purchaser shall pay Seller for each Included Site purchased at the Closing an amount equal to the factor of thirteen and three-tenths (13.3) multiplied by the ANOI of the Tower Site ("INDIVIDUAL TOWER PRICE"). The Purchase Price shall be paid in cash by wire transfer of immediately available funds to an account designated by Seller. A portion of the Deposit shall be used to pay the Purchase Price at each Closing, as described below, and shall be released from the Deposit Escrow to Seller for such purpose. Subject to the provisions of ARTICLE 10, the amount of the Deposit to be released and applied to each Closing shall be determined by multiplying the amount of the original Deposit by a fraction, the numerator of which is the total ANOI of all Towers included in that Closing, and the denominator of which is $1,242,323, and any portion of the Deposit that has not been applied to a Closing after the Final Closing Date shall be promptly returned to Purchaser, provided Purchaser shall not have breached this Agreement.

               3.1.2 PURCHASE PRICE VARIANCE. If the Purchase Price, determined in the manner set forth in SECTION 3.1.1 above at the time of the Initial Closing with the assumption that all Towers are includable in the Initial Closing, without regard to whether such Towers shall then be Pending Tower Sites or Excluded Sites, (the "TOTAL PROJECTED PURCHASE PRICE"), shall be less than Fifteen Million Fifty Six Thousand One Hundred Dollars ($15,056,100), then Seller shall have

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the right to terminate this Agreement upon written notice and without further liability of any nature unless Purchaser shall, within five (5) business days of receipt of Seller's notice of termination, agree in writing to pay the total minimum amount of $15,056,100 for all such Towers. In such event, the actual amount to be paid for each Tower otherwise includable in any Closing shall be a price to be determined by multiplying the ANOI for such Tower by the factor (to replace the factor of 13.3 set out in SECTION 3.1.1 above) that would result in a Total Projected Purchase Price of $15,056,100. Pursuant to SECTION 3.1.4, in no event shall the Total Projected Purchase Price exceed Seventeen Million Dollars ($17,000,000) (the "MAXIMUM PURCHASE PRICE"). In such event that the Maximum Purchaser Price would otherwise be exceeded, and except as provided in
SECTION 3.1.4, the actual amount to be paid for each Tower otherwise includable in any Closing shall be a price to be determined by multiplying the ANOI for such Tower by the factor (to replace the factor of 13.3 set out in SECTION 3.1.1 above) that would result in a Total Projected Purchase Price of $17,000,000.

               3.1.3     This Section is intentionally blank.

               3.1.4 PENDING TENANTS. For each Third Party Lessee Lease on a Tower purchased by Purchaser under this Agreement which is fully executed prior to such Closing but did not then qualify as an Included Lease, (a "PENDING LEASE") which subsequently satisfies the conditions of an Included Lease within the ninety (90) day period commencing with such Closing, the Purchaser shall pay to Seller an amount equal to the incremental ANOI for such Pending Lease times a factor of thirteen and three-tenths (13.3) (each a "Pending Lease Payment"), up to an aggregate amount, with all other Purchase Price payments, of the Maximum Purchase Price, such that with respect to the Pending Lease Payment which would otherwise cause the aggregate amount, with all other Purchase Price payments, to exceed Seventeen Million Dollars ($17,000,000) (such payment being the "Final Pending Lease Payment", and the corresponding Pending Lease being the "Maximum Price Pending Lease"), such Final Pending Lease Payment will be reduced by the amount necessary to bring the aggregate Purchase Price payments to exactly Seventeen Million Dollars ($17,000,000). Notwithstanding anything in this Agreement to the contrary, for any Pending Lease which qualifies as an Included Lease (a) after the Maximum Price Pending Lease qualifies as an Included Lease, and (b) does so within the ninety (90) day period commencing with the Closing on the corresponding Tower, the Purchaser shall pay to Seller an amount equal to the annual base rent for the first twelve (12) months of such Pending Lease, which such payment shall become part of the Purchase Price, and the Maximum Purchase Price shall not be applicable to any such payments by Purchaser. Except as already included in the ANOI calculation, or as otherwise included in the amount to be paid by Purchaser to Seller for the applicable Closing, as applicable, Purchaser shall pay such amounts within five (5) Business Days after the payment of initial rent under the Pending Lease, in addition to the Purchase Price and the Individual Purchase Price for the applicable Tower. Notwithstanding anything in this Agreement to the contrary, if a Third Party Lessee provides written notice of its termination of any such Third Party Lessee Lease within thirty (30) days after the earlier of (i) paying the first month's rent, or (ii) installing Communications Equipment on the applicable Tower, then Lessee shall not be entitled to the payment provided in this Section 3.1.4, and if such payment was made by Lessor to Lessee, then Lessor shall be given a credit from the Purchase Price otherwise payable at the next Closing, in the amount of such previous payment to Lessee, or, if the final Closing has taken place, then Lessee shall repay to Lessor the

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

amount of such previous payment within ten (10) days after receiving written notice of the termination of such Third Party Lessee Lease. The terms of this
Section 3.1.4 shall survive each applicable Closing.

     3.2 DEPOSIT. On the Execution Date, Purchaser shall pay to Fox Rothschild, LLP (the "DEPOSIT ESCROW AGENT") the sum of One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (including interest thereon, the "DEPOSIT"), by wire transfer of immediately available funds to an account designated by the Deposit Escrow Agent, to be held in escrow (the "DEPOSIT ESCROW") pursuant to an escrow agreement in the form attached hereto as EXHIBIT
3.2 and incorporated herein by this reference (the "DEPOSIT ESCROW AGREEMENT"). Interest accruing on the Deposit, if any, shall be paid as provided in the Deposit Escrow Agreement. Deposit Escrow Agent will cause the Deposit to be maintained in an interest bearing account. The Deposit shall be applied to payment of the Purchase Price pursuant to the provisions of SECTION 3.1.1, unless otherwise required under this Agreement.

     3.3 ALLOCATION OF PURCHASE PRICE. Seller and Purchaser agree that at each Closing they shall prepare and execute a mutually agreeable schedule (the "ALLOCATION SCHEDULE"), allocating the Purchase Price among the Assets transferred at that Closing. Seller and Purchaser each agree to file IRS Form 8594, and all federal, state, and local tax returns, in accordance with the Allocation Schedule and in accordance with Section 1060 of the Code, as amended, and the regulations thereunder. Purchaser and Seller each agree to promptly provide the other with any other information required to complete the Allocation Schedule.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

     4.1 CONDITIONS TO OBLIGATION TO SELL A TOWER SITE. Seller's obligation to sell a Tower Site to Purchaser at a Closing shall be expressly conditioned upon the satisfaction or waiver of the following:

               4.1.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects (except to the extent any representation or warranty is already qualified by materiality in which case it shall be true and correct in all respects) at and as of such Closing, and Purchaser shall have complied with and performed in all material respects all of Purchaser's covenants and agreements at and as of each Closing, including payment of the applicable Purchase Price.

               4.1.2 MASTER LEASEBACK AGREEMENT. Purchaser shall have executed and delivered the Master Leaseback Agreement, and the Master Leaseback Agreement shall be in full force and effect.

               4.1.3 NON-DISTURBANCE AGREEMENT. If any Person has or will have a Lien on Purchaser's interest in all or any part of a Tower Site to be included in such Closing, any applicable Site Lease Agreement, the Master Leaseback Agreement with respect to a Tower Site, or any other item of real or personal property related to a Tower Site, such Person shall have executed and delivered to Seller at or prior to such Closing a customary nondisturbance agreement for such Tower Site in a form reasonably satisfactory to Seller, and not differing in any material way from the form set out as attached
EXHIBIT 4.1.3.

               4.1.4 CLOSING DELIVERIES. The agreements, instruments and other documents required to be delivered pursuant to SECTION 6.3 shall have been delivered.

               4.1.5 CONSENTS. All Required Consents with respect to the applicable Tower Sites to be included in such Closing shall have been obtained without the imposition, individually or in the aggregate, of any condition or requirement that has or would be reasonably likely to have a material adverse effect on the use or operational value of such Tower Site, provided however that this condition shall be waived by Seller in the event Purchaser agrees in writing and with respect to each applicable Tower Site to: (a) assume and fulfill any such condition or requirement and hold Seller Indemnified Parties harmless in respect thereof; and (b) waive any Required Consents not yet obtained and close without any reduction in the Individual Tower Price for the applicable Tower Site.

               4.1.6 NO ACTION. No Legal Action shall have been undertaken by any Person (other than the Seller or its agent with the intent of frustrating the purposes of this Agreement), nor shall any statute, rule, regulation, legislation, interpretation, judgment, order or injunction have been enacted, enforced, promulgated, amended or issued which would be deemed applicable to the consummation of the transactions contemplated hereby by any Governmental Authority, that would reasonably be expected to restrain, make illegal or otherwise prohibit the consummation of any applicable Closing contemplated hereby.

               4.1.7 BUILD-TO-SUIT AGREEMENT. Seller and Purchaser shall have executed a mutually satisfactory agreement providing for build-to-suit services of Seller on a non-exclusive basis; specifying no minimum or maximum number of tower sites; providing for payment to Seller in the amount of $50,000 upon presentation by Seller of an approved site for which Seller has (i) secured a ground lease on a form agreeable to Purchaser and (ii) obtained permitting for a tower of height and structure agreeable to Purchaser; specifying the initial process for preliminary site identification and the approval by Purchaser and commitment by Purchaser to accept the site; and such additional provisions as the parties may agree.

     4.2 CONDITIONS TO PURCHASER'S OBLIGATION TO PURCHASE A TOWER SITE. Purchaser's obligation to purchase a Tower Site which is neither a Pending Site nor an Excluded Site, from the Seller at a Closing shall be expressly conditioned upon the satisfaction or waiver of the following:

               4.2.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller set forth in this Agreement shall be true, correct and complete at such Closing in all material respects (except to the extent any representation or warranty is already qualified by materiality in which case it shall be true and correct in all respects) at and as of the applicable Closing. Seller shall also have complied in all material respects with all of Seller's covenants related to such Tower Site at and as of such Closing.

               4.2.2 MASTER LEASEBACK AGREEMENT. Seller shall have executed and delivered the Master Leaseback Agreement, and the Master Leaseback Agreement shall be in full force

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

and effect. The Seller shall also have executed and delivered Site Lease Agreements for each of the Towers set forth on SCHEDULE 1.1D which are Included Sites, except for the Tower Site known as site #680 and located in Walton, Michigan.

               4.2.3     This Section is intentionally blank.

               4.2.4 CONSENTS. All Required Consents with respect to such Tower Site shall have been obtained, without the imposition, individually or in the aggregate, of any condition or requirement that has or would be reasonably likely to have a material adverse effect on the use, operation or value of the Assets with respect to such Tower Site.

               4.2.5 FIRPTA. Purchaser shall have received an affidavit dated as of the Closing Date complying with Section 1445(b)(2) of the Code confirming that Seller is not a foreign person within the meaning of Section 1445 of the Code.

               4.2.6 TITLE. All Title Objections with respect to such Tower Sites that are to be included in such Closing shall have been cleared or waived.

               4.2.7 CLOSING DELIVERIES. The agreements, instruments and other documents required to be delivered pursuant to SECTION 6.2 shall have been delivered.

               4.2.8 NO ACTION. No Legal Action shall have been undertaken by any Person (other than Purchaser or agent thereof with the intent of frustrating the purposes of this Agreement), nor shall any statute, rule, regulation, legislation, interpretation, judgment, order or injunction have been enacted, enforced, promulgated, amended or issued which would be deemed applicable to the consummation of the transactions contemplated hereby by any Governmental Authority that would reasonably be expected to restrain, make illegal or otherwise prohibit the consummation of any applicable Closing contemplated hereby.

               4.2.9 ZONING, FAA AND FCC MATTERS. Each Tower shall have requisite zoning approval, FAA clearance and FCC registration, as applicable, for use in a manner consistent with its current use, and such approval, clearance and registration, as the case may be, must be in a form reasonably satisfactory to Purchaser. Purchaser acknowledges that as of the date of execution of this Agreement, there are certain outstanding issues in relation to certain Tower Sites as provided in SCHEDULE 4.2.9. Notwithstanding the foregoing, Seller acknowledges that it must resolve any and all such outstanding issues applicable to the Tower Site prior to the applicable Closing for such Tower Site in a manner reasonably satisfactory to Purchaser.

     4.3 EXCLUDED SITES. If any of the conditions set forth in SECTION 4.2 fail to be satisfied on any Closing Date (other than the Final Closing Date) with respect to any Tower Site hereunder, and Purchaser does not waive all unsatisfied conditions respecting such Tower Site, such Tower Site will be deemed to be a Pending Tower Site pursuant to SECTION 6.5 and thus deferred to a later Closing, subject to Seller's rights under SECTION 6.7 to deem such Tower Site to be an Excluded Site; provided, that if as of the Final Closing Date any conditions to Closing with respect to any such Pending Tower Site continue to be unwaived and unsatisfied, such Tower Site will constitute an Excluded Site hereunder. The parties agree to use good faith commercially reasonable efforts to cure any defects of an Excluded Site so it may become an Included Site.

     4.4 RIGHT TO TERMINATE. The parties agree that notwithstanding any other provision of this Agreement to the contrary, in the event the number of Tower Sites to be included in the Initial Closing is less than 50, Seller will be under no obligation to consummate any of the transactions contemplated hereby. In such event, Seller may elect to terminate this Agreement on or before October 15, 2004 and such election shall not be deemed to be a breach hereunder by Seller, unless the failure to include such number of Tower Sites in the Initial Closing constitutes a default by Seller. In the event Seller elects to terminate this Agreement as provided above, Purchaser shall be entitled to receive the return of the Deposit in full, unless Purchaser shall have been in breach of this Agreement by refusing to accept at least 50 Towers at the time of the Initial Closing.

     4.5 EFFECT OF WAIVER. In the event either party waives any condition, consent or other requirement of this Agreement, such party shall be deemed to have fully released the other party with respect thereto, shall be forever barred from making any claim of any nature with respect thereto, and agrees not to make any such claim.

                                    ARTICLE V
                              DUE DILIGENCE REVIEW

     5.1 DUE DILIGENCE REVIEW. Any Tower Site which is objected to by Purchaser, in writing, within the periods specified in the Due Diligence Review definition shall be deemed a Pending Tower Site under the provisions of SECTION 4.3, and the parties agree to use commercially reasonable efforts to cure any defects of any such Pending Tower Site on or before the Final Closing Date, as determined pursuant to SECTION 6.6. The parties further agree to, in good faith, cooperate with one another in making such commercially reasonable efforts to cure defects of any Pending Tower Site. Notwithstanding anything in this Agreement to the contrary, if Purchaser objects to ten (10) or more Tower Sites during Purchaser's Twenty Day Due Diligence Period for any reason relating to such Twenty Day Due Diligence Period Items as provided in the definition of Due Diligence Review, then Seller may terminate this Agreement by providing written notice to Purchaser within seven (7) Business Days after the expiration of such Twenty Day Due Diligence Period. If Seller elects to terminate this Agreement pursuant to this SECTION 5.1, then the Deposit, plus interest, shall be returned in full to Purchaser, and Seller shall pay to Purchaser a fee equal to the lesser of Purchaser's actual costs and expenses incurred to the date of delivery of Seller's notice of termination, or $100,000.00.

                                   ARTICLE VI
                                    CLOSINGS

     6.1 CLOSINGS. On the terms and subject to the conditions set forth in this Agreement, the parties shall effect the sale and leaseback of Included Sites and the consummation of the transactions contemplated hereby at one or more Closings. Each Closing with respect to the applicable Included Sites shall take place at the offices of Purchaser's counsel, Fox Rothschild LLP, 997 Lenox Drive, Lawrenceville, NJ 08648, or by mail, or at such other location as the parties may mutually designate in writing. The first Closing, which is intended to include every Tower that can then be ready for Closing and is expected to occur on or before October 15, 2004 (the "INITIAL CLOSING"), shall take place at 10:00 a.m., Eastern Standard Time, on the Initial Closing Date. This Agreement shall not be deemed to merge into any of the Instruments of Transfer or any closing escrow utilized in connection with a Closing. Unless the parties otherwise agree, each Closing after the Initial Closing shall include a minimum of ten (10) Towers, other than the Final Closing which shall have no minimum requirement.

     6.2 DELIVERIES BY SELLER. At each Closing, Seller shall execute and deliver to Purchaser:

               6.2.1 INSTRUMENTS OF TRANSFER. Instruments of transfer ("INSTRUMENTS OF TRANSFER") transferring to Purchaser all of Seller's rights, title and interest in the Assets for which such Closing is occurring. The Instruments of Transfer shall be as follows:

                         6.2.1.a   BILL OF SALE. A warranty bill of sale and
general assignment and assumption agreement transferring all of Seller's rights, title and interest in the Seller Tower, Associated Tower Improvements and Tower Related Assets for the Tower Sites that are included in such Closing and providing for the assumption of all of the Assumed Liabilities associated therewith, which shall be in the form of EXHIBIT 6.2.1.a.

                         6.2.1.b   ASSIGNMENT AND ASSUMPTION OF GROUND LEASE. To
the extent Required Consents have been obtained as of the Closing Date for the assignment of Ground Leases to Purchaser, an assignment and assumption of such Ground Lease for the Tower Sites that are included in such Closing conveying to Purchaser all of Seller's rights, title, and interest as a lessee in and to the Seller Leasehold and Ground Lease, which shall be in the form of EXHIBIT 6.2.1.b. A copy of each Ground Lease for every Included Site must be provided to Purchaser.

                         6.2.1.c   ASSIGNMENT OF THIRD PARTY LESSEE LEASES. If
any portion of an Included Site has been leased, subleased, licensed or sublicensed to a Third Party Lessee, then to the extent Required Consents have been obtained as of the Closing Date for the assignment of such lease, sublease, license or sublicense to Purchaser, an assignment and assumption of such Third Party Lessee Leases for the Tower Sites that are included in such Closing conveying to Purchaser all of Seller's rights, title and interest as lessor or licensor in and to the Third Party Lessee Leases, which shall be in the form of
EXHIBIT 6.2.1.c.

                         6.2.1.d   ASSIGNMENT OF THIRD PARTY CONTRACTS. If all
or any portion of an Included Site is subject to one (1) or more material Third Party Contract(s), including but not limited to any back-up generator maintenance agreements as provided in SECTION 2.7.1 herein, as well as any telephone line services agreement and electricity services agreement with respect to the Tower Site known as site #680 and located in Walton, Michigan, as applicable, then to the extent consents and approvals have been obtained as of the Closing Date for the assignment of such material Third Party Contract(s), an assignment and assumption of the material Third Party Contract(s) for the Tower Sites that are included in such Closing conveying to Purchaser all of the Seller's rights, title and interest in and to such material Third Party Contract(s), which shall be in the form of EXHIBIT 6.2.1.d.

                         6.2.1.e   DEED. A special warranty deed transferring
all of Seller's rights, title and interest in each Seller Fee Interest that is included in such Closing, in a form (i) consistent with the laws of the jurisdiction in which the applicable Tower Site is located and (ii) otherwise reasonably satisfactory to the parties, and, if reasonably requested by the title company, an affidavit of title in usual and customary form for clearing standard exceptions to title that are regularly cleared by affidavit and without additional expense in the jurisdiction in which the applicable Tower Site is located.

               6.2.2 CERTIFICATE OF GOOD STANDING. A certificate of good standing from the State of Delaware evidencing Seller's good standing; provided, however, at each Closing other than the Initial Closing, rather than delivering a certificate of good standing to Purchaser as provided above, Seller, at its option, may deliver to Purchaser a certificate of Seller's Secretary confirming its continued good standing.

               6.2.3 DOCUMENTS OF AUTHORITY. Documents, certificates, or resolutions evidencing that the person or persons executing and delivering this Agreement and the Transaction Documents contemplated hereby on behalf of Seller has or have the authority to execute, deliver and consummate this Agreement and the Transaction Documents contemplated hereby; provided, however, at each Closing other than the Initial Closing, rather than delivering the aforementioned as provided above, Seller at its option, may deliver to Purchaser a certificate of Seller's Secretary confirming the aforementioned.

               6.2.4 SITE LEASE AGREEMENTS. For each Included Site, a Site Lease Agreement providing for the lease and/or sublease of the portion of such Included Site constituting the Leased Back Space pursuant to the Master Leaseback Agreement.

               6.2.5 MEMORANDUM OF LEASE. Except as set forth on SCHEDULE 6.2.5, for each Included Site, a Memorandum of Lease referencing the corresponding Site Lease Agreement, the Master Leaseback Agreement, the Ground Lease and the Leased Back Space, for recordation in the jurisdiction in which such Included Site is located unless the Ground Lease for the Seller Leasehold comprising the Included Site specifically prohibits the recordation of a memorandum of lease.

               6.2.6 CERTIFICATE OF COVENANTS, REPRESENTATIONS AND WARRANTIES. A certificate of Seller in the form of EXHIBIT 6.2.6, signed by an executive officer of Seller certifying (in his capacity as an officer of Seller and without personal liability) that (i) each covenant and agreement of the Seller to be performed prior to or as of the applicable Closing Date pursuant to this Agreement related to the applicable Included Sites has been performed in all material respects, (ii) each representation and warranty of Seller set forth in this Agreement is true and correct in all material respects (except to the extent any representation or warranty is already qualified by materiality in which case it shall be true and correct in all respects) at and as of the Closing Date, subject to the limitations on the liability of Seller set forth in this Agreement.

               6.2.7 THIRD PARTY LESSEE LEASES; ESTOPPELS. Seller must provide Purchaser with a copy of all Third Party Lessee Leases relating to the Tower Site. Seller will use commercially reasonable efforts to obtain estoppel certificates (in a form reasonably satisfactory to Purchaser), for each Third Party Lessee Lease; provided, however, that this condition will be deemed satisfied with respect to any Tower Site: (a) once Seller has provided Purchaser with copies of canceled checks representing payment of rent under any Third Party Lessee Lease for the prior six month period, or such shorter period as the Third Party Lessee Lease shall have been in force; and (b) by the delivery by Seller of a replacement estoppel certificate given on the basis of Seller's Knowledge.

               6.2.8 BOOKS AND RECORDS. Seller must provide Purchaser copies of any essential books, records, and other relevant proprietary information regarding the Tower Site.

               6.2.9 AM STUDY. Seller must provide Purchaser a copy of an AM study, if applicable.

               6.2.10 OTHER INSTRUMENTS. Seller shall provide any other documents, instruments, certificates or other writings reasonably requested by Purchaser, its counsel or the title company in order to effectuate the intent of this Agreement.

               6.2.11 LEGAL OPINION. At each Closing, an opinion of Seller's legal counsel addressing only the corporate existence and authority of Seller to enter and perform this Agreement, in a form reasonably acceptable to the parties hereto.

     6.3 DELIVERIES BY PURCHASER. At each Closing, Purchaser shall execute, where applicable, and deliver to Seller:

               6.3.1 PURCHASE PRICE. The portion of the Purchase Price for the applicable Included Sites, as adjusted in accordance with the terms and conditions of this Agreement, in the case of the Initial Closing (and any subsequent Closings, if applicable) after giving effect to the application at such Closing of the Deposit to the Purchase Price as provided in SECTION 3.1.1.

               6.3.2 INSTRUMENTS OF TRANSFER. The Instruments of Transfer for the applicable Included Sites for which Closing is occurring.

               6.3.3 CERTIFICATE OF GOOD STANDING. A certificate of good standing and/or existence or similar document from the State in which Purchaser is organized evidencing Purchaser's good standing and/or formation under the laws of such State and a certificate evidencing the qualification of Purchaser to transact business in each state in which any of the Assets are located; provided, however, at each Closing other than the Initial Closing, rather than delivering a certificate of good standing to Seller as provided above, Purchaser, at its option, may deliver to Seller a certificate of Purchaser's Secretary confirming its continued good standing.

               6.3.4 DOCUMENTS OF AUTHORITY. Documents, certificates, or resolutions evidencing that the person or persons executing and delivering this Agreement and the Transaction Documents to which it is a party contemplated hereby on behalf of Purchaser has or have the authority to execute, deliver and consummate this Agreement and the Transaction Documents; provided, however, at each Closing other than the Initial Closing, rather than delivering the aforementioned as provided above, the Secretary of Purchaser, at its option, may provide a certificate confirming the aforementioned.

               6.3.5 SITE LEASE AGREEMENTS. For each Included Site, a Site Lease Agreement providing for the lease and/or sublease of the portion of such Included Site constituting the Leased Back Space pursuant to the Master Leaseback Agreement.

               6.3.6 MEMORANDUM OF LEASE. For each Included Site, a Memorandum of Lease shall be delivered referencing the corresponding Site Lease Agreement, the Master Leaseback Agreement, the Ground Lease and Leased Back Space, for recordation in the jurisdiction in which such Included Site is located unless the Ground Lease for the Seller Leasehold comprising the Included Site specifically prohibits the recordation of a memorandum of lease.

               6.3.7 CERTIFICATE OF COVENANTS, REPRESENTATIONS AND WARRANTIES. A certificate of Purchaser in the form of EXHIBIT 6.3.7, signed by an executive officer of Purchaser, certifying (in his capacity as an officer of Purchaser and without personal liability) that each covenant and agreement of Purchaser to be performed prior to or as of such Closing Date pursuant to this Agreement related to the applicable Included Sites has been performed in all material respects and each warranty and representation of Purchaser is true and correct in all material respects (except to the extent any representation or warranty is already qualified by materiality in which case it shall be true and correct in all respects) on the Closing Date, as if made on and as of the Closing Date.

               6.3.8 NONDISTURBANCE AGREEMENT. For each Tower Site for which such Closing is occurring, if any Person will have a Lien on Purchaser's interest in all or any part of such Tower Site, any Site Lease Agreement, the Master Leaseback Agreement, or any other item of real or personal property related to the Tower Site, Purchaser shall obtain an executed nondisturbance agreement that shall not differ in any material way from the form set out as
EXHIBIT 4.1.3 and described in SECTION 25 of the Master Leaseback Agreement, from such Person.

               6.3.9 OTHER INSTRUMENTS. Purchaser shall provide any other documents, instruments, certificates or other writings reasonably requested by Seller, its counsel or the title company in order to effectuate the intent of this Agreement.

               6.3.10 LEGAL OPINION. At each Closing, addressing only the limited liability company existence and authority of Purchaser to enter and perform this Agreement, an opinion of Purchaser's legal counsel, in a form reasonably acceptable to the parties hereto.

     6.4       CLOSING COSTS.

               6.4.1 SALES AND USE TAXES; PERSONAL PROPERTY TAXES; REAL PROPERTY TAXES. At each Closing, Purchaser shall be responsible for and shall pay at each Closing any sales, use or other taxes, which may be due as a result of the purchase and sale of the Assets (other than income or gains taxes of the Seller). On and after each Closing and notwithstanding the terms of any Ground Lease, Purchaser shall be responsible for and shall pay when due all personal and real property taxes accruing against the Assets on and after such Closing.

               6.4.2 RECORDATION FEES, COSTS AND TAXES. At each Closing, the parties shall each pay one-half of any real estate transfer taxes and document stamps or other charges levied by any Governmental Authority as a result of the purchase and sale of the Assets sold at such Closing. Seller shall pay all recording costs required to record the Memoranda of Lease with respect to its Site Lease Agreements for the applicable Included Sites. Purchaser shall pay all other recording costs associated with the assignment to Purchaser of Ground Leases and Third Party Lessee Leases(.) Seller shall pay all fees and taxes associated with the release of Liens in connection with the transactions contemplated hereby and other documents intended to clear title (including, but not limited to, releases of mortgages, the filing of UCC-3s and if applicable, the recording of memoranda of ground lease).

               6.4.3 OTHER CHARGES. Seller and Purchaser shall each pay one-half (l/2) of all escrow charges. Purchaser shall pay all costs incurred by Purchaser in securing financing, recording any mortgages or other security instruments and obtaining title insurance. Purchaser shall pay the costs of any title examinations, surveys, structural examinations, environmental assessments and other similar examinations, tests, assessments and studies desired by Purchaser. Each party shall be responsible for paying its own legal and accounting fees and other expenses.

     6.5 PENDING TOWER SITES. The parties intend that each Tower Site be included in the earliest Closing as of which all conditions to Purchaser's obligations to purchase such Tower Site are satisfied or waived. If as of any Closing any such condition respecting any Tower Site remains unsatisfied and unwaived or Purchaser can reasonably evidence in writing that any representation or warranty with respect to such Tower is untrue or incorrect, or has been modified in a manner adverse to Purchaser's interest in such Tower subsequent to the execution of this Agreement, the Closing for such Tower Site will be deferred, automatically and without further action of any party, until such time as all conditions applicable to such Tower Site are satisfied or waived by Purchaser. Any Tower Site with respect to which a condition to Closing is not satisfied or waived as of the Initial Closing Date or which Purchaser and Seller otherwise agree to defer to a later Closing, is referred to herein as a "PENDING TOWER SITE," it being understood that Purchaser's assertion that a condition to Closing has not been satisfied or waived is not binding and conclusive, even if such Tower Site is deemed a Pending Tower Site hereunder.

     6.6 ADDITIONAL CLOSINGS. If all the conditions to Closing with respect to a Pending Tower Site are satisfied or waived, Purchaser shall purchase and the Seller shall sell such Tower Site at a subsequent closing (each, an "ADDITIONAL CLOSING") with respect to some or all of the Pending Tower Sites. Seller and Purchaser shall use good faith commercially reasonable efforts to satisfy all conditions to Closing related to each Pending Tower Site as soon as is reasonably practicable after the Initial Closing Date so that the parties hereto may effect an Additional Closing for such Pending Tower Site, unless and until Seller deems such Tower Site to be an Excluded Site pursuant to SECTION
6.7. All of the terms of this Agreement shall continue in full force and effect with respect to each Pending Tower Site. The parties hereto acknowledge and agree that all such Additional Closings shall take place on or prior to the final Additional Closing Date, which shall occur not later than March 31, 2005 unless (i) on March 31, 2005, there remains one (1) or more Pending Tower Site(s) with respect to which either or both of the parties are still making commercially reasonable efforts to cure a defect(s) pursuant to this SECTION 6.6 or SECTION 5.1, in which case the final Additional Closing Date shall occur not later than June 30, 2005; or (ii) the parties otherwise agree (the "FINAL CLOSING DATE"). Any Pending Tower Site

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

that does not become an Included Site at or prior to the Final Closing Date is thereafter deemed to be an Excluded Site. Except as otherwise set forth herein, no party hereto will have any further obligation or liability by virtue of the fact that no Closing occurred with respect to any Excluded Site.

     6.7 EXCLUDED SITES. Notwithstanding anything in this Agreement to the contrary, if a Tower Site has been deemed a Pending Tower Site, Seller will have the right, upon written notice to Purchaser, to deem such Tower Site to be an Excluded Site, unless Purchaser waives any defects and elects to close on such Tower at the next Closing Date. This Agreement shall terminate as to such Tower Site upon the giving of such notice by Seller and provided that Purchaser has not elected in writing to waive any conditions precedent within ten (10) business days of its receipt of Seller's notice. If, by the Final Closing Date, the Seller causes any unsatisfied and unwaived condition to be satisfied with respect to any such Pending Tower Site or Purchaser waives same, such Tower Site shall become an Included Site and it shall be sold to Purchaser as part of the Final Closing. Purchaser expressly acknowledges and agrees that any and all Tower Sites that do not become Included Sites as a result of Seller's exercise of its rights under this SECTION 6.7, will not be subject to the provisions of
SECTION 12.11.2.

     6.8 ADDITIONAL INFORMATION. At any time and from time to time after the date hereof, with respect to each Tower Site that has not become an Included Site as of such time, absent fraud or willful misconduct, Seller may update the Schedules to this Agreement, provide new Schedules to this Agreement or otherwise disclose in writing any material information, known to Seller, that may affect the truthfulness, correctness or completeness of any representation, warranty, covenant or agreement to be made by Seller in this Agreement with respect to Pending Tower Sites, any Transaction Document or any document, agreement, instrument, certificate or writing furnished to any party or its respective Affiliates pursuant to or in connection with this Agreement, including without limitation: (x) to set forth exceptions to any such representations and warranties, where such exceptions were not theretofore set forth in this Agreement or any Schedule hereto, or (y) to reflect any lease, sublease license or agreement that becomes a Ground Lease, Third Party Lessee Lease or Third Party Contract entered into after the date of this Agreement in accordance with SECTIONS 2.6.2 and 2.7.2. Any Tower Site in respect of which Seller makes any disclosure pursuant to this SECTION 6.8 may, at Purchaser's option, be deferred to a later Closing Date, and subsequently be deemed an Excluded Site pursuant to SECTION 6.7 if the conditions to Closing related to such Tower Site are not satisfied prior to the Final Closing Date, but only where the matters so described would have a material adverse effect on the use and operation of such Tower Site for co-location of cellular and/or PCS Communications Equipment. In the event Seller updates a Schedule, creates a new Schedule or otherwise makes a disclosure and the disclosed matters would have or would reasonably be likely to have a material adverse effect upon the use, operation or value of one or more specific Tower Sites, absent fraud or willful misconduct, such update or disclosure shall not be deemed a breach hereunder, and the sole consequence thereof will be that such Tower Site will be deemed a Pending Tower Site in accordance with the terms of this Agreement.

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                                   ARTICLE VII
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     7.1 REPRESENTATIONS AND WARRANTIES BY SELLER. Subject to SECTION 7.7, Seller represents and warrants as follows:

               7.1.1 ORGANIZATION. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to conduct business in the jurisdictions where the Assets are located, except where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the use, operation or value of the Assets, as a whole, after the Closing.

               7.1.2 CORPORATE AUTHORITY. The execution and delivery of this Agreement and the Transaction Documents to which Seller is or will be a party and the consummation and performance of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. The Seller has the right, power, and authority to execute, deliver, and perform this Agreement and each Transaction Document to which it is or will be a party, and this Agreement and the Transaction Documents constitute, or upon execution and delivery will constitute valid and binding agreements of the Seller, enforceable against each in accordance with their terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

               7.1.3 LEGAL AUTHORITY. Except for the need to receive the Required Consents for the transfer of the Assets from the Seller to Purchaser, the execution, delivery and performance of this Agreement and the Transaction Documents to which it is or may be a party and the consummation of the transactions herein contemplated do not and will not conflict with, or result in a breach or violation of, or constitute a default under, any provision of the charter, certificate of incorporation, by-laws or any other organizational documents of the Seller, or to Seller's Knowledge, any Governmental Law, or to Seller's Knowledge, conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any of its Contracts, other than the Required Consents, except where the occurrence of the foregoing would not, individually or in the aggregate, have a material adverse effect on the use, operation or value of such Assets, as a whole, after the Closing. The Required Consents known to Seller as of the date hereof are set forth in
SCHEDULE 7.1.3.

               7.1.4 BROKER OR FINDER. Except for Nations Media Partners, no Person assisted in or brought about the negotiation of this Agreement in the capacity of investment banker, broker, agent or finder or in any similar capacity on behalf of the Seller. Seller agrees to pay all real estate broker's or real estate salesperson's commissions or fees due to Nations Media Partners in connection with the transaction contemplated in this Agreement, and further agrees to indemnify, defend and hold harmless the Purchaser of and from any liability for real estate broker's or real estate salesperson's commissions or claims to or payment thereof for commissions arising in connection with this transaction by virtue of any dealings the Seller may have had with any real estate broker, agent or salesperson.

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

               7.1.5 LITIGATION. As of the date hereof, there are no material Legal Actions pending or, to Seller's Knowledge, threatened in writing with respect to or involving any of the Assets. To Seller's Knowledge, there are no orders or stipulations of or by any Governmental Authority against the Seller with respect to any of its Assets or otherwise binding on any of the Assets.

               7.1.6 CONTRACTS. SCHEDULES 2.6.1, 2.7.1 and 7.1.6 identify all material Contracts with respect to the Assets to which the Seller is a party, or by which it is bound. Except as identified in SCHEDULE 7.1.6 the material Contracts have not been assigned, modified or amended.

               7.1.7 TITLE TO ASSETS. The Seller will transfer to Purchaser at the applicable Closing good and marketable title to the Assets, including, but not limited to (i) (x) the applicable Seller Fee Interests (in the case of Tower Sites owned by the Seller) free and clear of Liens except Permitted Liens or (y) the tenant's interests under the applicable Ground Leases, as applicable;
(ii) the lessor's interest under the Third Party Lessee Leases; (iii) the Seller's interest in, to and under the Third Party Contracts; (iv) Seller's interest in the Appurtenant Easements; and (v) the Seller Tower at each Tower Site and any Associated Tower Improvements thereto and the Tower Related Assets; in each case, free and clear of Liens, except Permitted Liens.

               7.1.8 GROUND LEASES. The Seller holds the leasehold interest created under each of its Ground Leases, and Seller is the sole owner of the Towers located on the Seller Leasehold. Furthermore, Seller represents and warrants that to its knowledge (i) each Ground Lease is in full force and effect in all material respects; (ii) the Seller is not in default in any material respect under any of the Ground Leases; and (iii) except as set forth in
SCHEDULE 7.1.8, no consent or approval is required from the applicable ground lessor to assign any of the applicable Ground Leases.

               7.1.9 THIRD PARTY LESSEE LEASES. To Seller's Knowledge (i) each Third Party Lessee Lease is in full force and effect; (ii) the Seller is not in default in any material respect under any of the Third Party Lessee Leases; and (iii) except as set forth in SCHEDULE 7.1.9, no consent or approval is required from the applicable Third Party Lessee to assign any of the applicable Third Party Lessee Leases.

               7.1.10 COMPLIANCE WITH LAWS. Except as disclosed in SCHEDULE 7.1.10, to Seller's Knowledge, all Tower Sites and the current use, occupancy, safety and operation thereof are in compliance, in all material respects, with applicable Governmental Laws (including, without limitation, applicable zoning, wetlands and land use laws), title covenants, conditions, restrictions and reservations, Governmental Approvals and Private Approvals except where failure to be in such compliance would not, individually or in the aggregate, have a material adverse effect on the use, operation or value of such Tower Site, after Closing.

               7.1.11 EMINENT DOMAIN. To Seller's Knowledge, except as set forth on SCHEDULE 7.1.11, Seller has not received any written notice that any Governmental Authority having the power of eminent domain over any of its Tower Sites included in the Assets has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or part of such Tower Sites.

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               7.1.12    EASEMENTS. To Seller's Knowledge, the Appurtenant
Easements are all the easements and rights of way that are reasonably necessary to provide vehicular and pedestrian ingress and egress to and from each of the Tower Sites for the purposes used by the Seller in the ordinary course, except where failure to provide such ingress and egress would not, individually or in the aggregate, have a material adverse effect on the use, operation or value of such Tower Sites after the Closing.

               7.1.13 REAL ESTATE TAXES. To Seller's Knowledge, the Seller has duly and timely filed all federal, state, municipal and local tax returns and reports with respect to all taxes owing in respect of the Tower Sites, and has paid all taxes that are due and payable, except where failure to file said returns and reports or pay such taxes would not, individually or in the aggregate, have a material adverse effect on the use, operation or value of such Tower Site, after the Closing. Seller has received no notice of any proposed assessments against it in respect of its Tower Sites.

               7.1.14 ENVIRONMENTAL MATTERS. To Seller's Knowledge, except as described in SCHEDULE 7.1.14, each Tower Site is in compliance with all Environmental Laws, except where failure to be in such compliance would not, individually or in the aggregate, have a material adverse effect on the use, operation or value of such Tower Site, after the Closing. There is no Environmental Claim pending or, to the knowledge of Seller, threatened in writing against the Seller in connection with any Tower Site relating to any applicable Environmental Law. To Seller's Knowledge, there has been no release of Hazardous Materials on, at, over, or under any Tower Site by the Seller or any other Person. As used herein, "RELEASE" shall have the meaning set forth in CERCLA.

               7.1.15 CONDITION OF TOWERS. To Seller's Knowledge, the Towers being conveyed hereunder (i) have been constructed, maintained and operated in accordance with standards and practices customary in the industry, including, without limitation, those of the National Fire Protection Association, (ii) are in good operating condition, and (iii) are suitable for their existing use as communication towers in their present form.

     7.2 SELLER'S COVENANTS. Seller hereby covenants and agrees with Purchaser as follows:

               7.2.1 CONDUCT OF BUSINESS PENDING CLOSING. Except as otherwise set forth herein, between the Execution Date and the date that the applicable Closing occurs, Seller will have the right to operate, construct, maintain, repair and replace the Tower Sites in accordance with Seller's normal and customary business practices.

               7.2.2 ACCESS TO RECORDS. Between the Execution Date and the applicable Closing Date or the date Seller's obligation to sell a Tower Site to Purchaser terminates, Seller shall provide Purchaser and its authorized representatives access to all books, records, documents, and other requested information which relate to a Tower Site for examination and review at times, during normal business hours and at the location where the information ordinarily resides.

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               7.2.3     CONSUMMATION OF AGREEMENT. Subject to SECTIONS 6.5,
6.6, 6.7 and 6.8, Seller shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement and shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, with the intent that the transactions contemplated by this Agreement shall be fully carried out.

     7.3 REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants as of the date hereof that:

               7.3.1 ORGANIZATION. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Prior to the Initial Closing Date, Purchaser shall be qualified in each state in which any of the Assets are located, and such other states in which failure to qualify could have a material adverse effect on the assets of Purchaser.

               7.3.2 AUTHORITY. The execution and delivery of this Agreement and the Transaction Documents to which it is or will be a party and the consummation and performance of the transactions contemplated hereby have been duly authorized by all requisite action. Purchaser has the right, power, and authority to execute, deliver, and perform this Agreement and the Transaction Documents to which it is or will be a party, and this Agreement and the Transaction Documents to which it is a party constitute a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

               7.3.3 LEGAL AUTHORITY. Except as set forth on SCHEDULE 7.3.3, the execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the transactions herein contemplated do not and will not conflict with, or result in a breach or violation of, or constitute a default under, any provision of the charter, Articles of Organization, Operating Agreement, by-laws, or any other organizational documents of Purchaser or any Governmental Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any of its Contracts.

               7.3.4 BROKER OR FINDER. Except as set forth on SCHEDULE 7.3.4, no Person assisted in or brought about the negotiation of this Agreement in the capacity of investment banker, broker, agent or finder or in any similar capacity on behalf of Purchaser. Purchaser agrees to indemnify, defend and hold harmless the Seller of and from any liability for real estate broker's or real estate salesperson's commissions or claims to or payment thereof for commissions arising in connection with the transaction contemplated by this Agreement by virtue of any dealings the Purchaser may have had with any real estate broker, agent or salesperson.

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               7.3.5     FINANCIAL CAPABILITY. Purchaser has and will maintain
the financial resources to consummate the transactions contemplated hereby without requiring additional financing.

               7.3.6 LITIGATION. As of the date hereof, there are no Legal Actions pending or, to Purchaser's knowledge, threatened in writing which could reasonably be expected to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement or the Transaction Documents.

               7.3.7 PURCHASER'S OPERATING ASSETS. Title to all of the assets required for the operation of Purchaser's business, as currently conducted, are held directly by Purchaser and not by any other entity.

     7.4 PURCHASER'S COVENANTS. Purchaser hereby covenants and agrees with Seller as follows:

               7.4.1 CONSUMMATION OF AGREEMENT. Purchaser shall use its commercially reasonable efforts to perform and fulfill all conditions, and obligations on its part to be performed and fulfilled under this Agreement, with the intent that the transactions contemplated by this Agreement shall be fully carried out. Purchaser agrees to act in good faith to resolve any matters that would preclude any Tower Site from becoming an Included Site. Purchaser further agrees that if the Seller is unable to obtain a Required Consent for any Tower Site, Purchaser shall cooperate with Seller and use commercially reasonable efforts to assist the Seller in obtaining such Required Consent. In the event that despite such efforts the parties hereto are unable to obtain a Required Consent, Purchaser shall act in good faith to develop and enter into an alternative arrangement with Seller or a third party, such as a subcontract or other arrangement, in order to provide Purchaser and Seller with the equivalent economic benefits of the transactions contemplated hereby without such Required Consent.

               7.4.2 COMPLIANCE WITH GROUND LEASES, THIRD PARTY LESSEE LEASES AND THIRD PARTY CONTRACTS. Purchaser shall comply with and perform all of the duties and obligations hereunder, including, without limitation, the assumption, discharge and performance of all Assumed Liabilities including all duties and obligations with respect to any Ground Lease, Third Party Lessee Lease, and Third Party Contract assumed by Purchaser at a Closing.

               7.4.3 PURCHASER INSURANCE. Purchaser shall maintain the insurance required to be maintained by Purchaser pursuant to SECTION 2.8.2.

               7.4.4 CONFIDENTIALITY. Purchaser shall simultaneously with the execution of this Agreement, execute a confidentiality agreement in the form attached hereto as EXHIBIT 7.4.4, providing for confidentiality with respect to and concerning this transaction. Purchaser expressly acknowledges and agrees that such confidentiality agreement shall continue to bind Purchaser and be applicable to all information obtained by Purchaser that is not included in the Assets acquired by Purchaser at a Closing pursuant to the terms hereof.

               7.4.5 SELLER EMPLOYEES. Purchaser, its Affiliates, employees, agents and representatives, during a period of one (1) year after the Final Closing Date, shall not directly

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solicit the employment of or knowingly employ any employee of Seller or any similarly situated person who becomes an employee of Seller or its Affiliates after the Final Closing Date who is identified to Purchaser, without the express prior written consent of Seller. Seller shall have the right to obtain equitable remedies, including injunctive relief with respect to any breach or threatened breach of this Section.

               7.4.6     TITLE COMMITMENTS.

                         7.4.6.a   Purchaser shall use commercially reasonable
efforts to obtain not later than five (5) Business Days prior to the Initial Closing Date, ALTA title insurance commitments proposing to insure title to all the Seller Fee Interests and Seller Leasehold interests under Ground Leases contemplated by SECTION 2.1 (the "TITLE COMMITMENTS"), and all surveys Purchaser desires to obtain in relation to all Tower Sites, both at its sole cost and expense. Purchaser shall pay the cost of all title searches, commitments and title insurance policies.

                         7.4.6.b   Purchaser shall deliver written notice to
Seller within twelve (12) business days following receipt of a Title Commitment, and if applicable, a survey, with respect to an individual Tower, but no later than ten (10) days prior to the Initial Closing, of all matters disclosed on the Title Commitments or the survey that are reasonably objected to by Purchaser due to the existence of a Lien that is not a Permitted Lien within the meaning of subsections (a), (b), or (d) of the definition of Permitted Lien (a "TITLE OBJECTION") or any such matters shall be deemed waived. Upon delivery of a Title Objection, Purchaser shall provide Seller with a copy of the relevant Title Commitment and survey. In the event Purchaser makes a Title Objection with respect to a Tower Site, Seller may, but shall not be obligated to, cure such Title Objection; provided, however, if Seller is able and willing to eliminate or cure such Title Objection, Seller shall notify Purchaser in writing within twenty (20) Business Days after receipt of the Title Objection ("SELLER'S NOTICE PERIOD") of such facts (said notice hereinafter called "SELLER'S TITLE NOTICE") and in which case the elimination or curing of the Title Objection with respect to such Tower Site shall be completed on or before the Final Closing Date. In the event Seller does not deliver Seller's Title Notice to Purchaser within Seller's Notice Period, Purchaser is deemed to be notified that Seller is unable or unwilling to cure the Title Objection with respect to such Tower Site. In the event Seller (i) does not deliver Seller's Title Notice, or (ii) notifies Purchaser that Seller is unable or unwilling to cure any Title Objection, or
(iii) after delivery of Seller's Title Notice, Seller remains unable to cure in accordance therewith, the parties hereto shall each refer to their respective rights set forth in SECTIONS 6.5, 6.6 and 6.7.

     7.5 DEFINITIONS OF "KNOWLEDGE" AND "BELIEF". When reference is made in this Agreement to Seller's "knowledge" or "belief," such terms shall mean the actual knowledge and belief of the persons identified in SCHEDULE 7.5, as well as any material information contained in any writing received by Seller at any of its following offices during the period from March 1, 2003 to the date of each applicable Closing: (i) Schaumburg, Illinois, (ii) Geneseo, Illinois, (iii) Kentwood, Michigan, or (iv) Davenport, Iowa.

     7.6 COVENANT OF SELLER AND PURCHASER REGARDING CONSENTS. To the extent that Seller's rights under any Ground Lease, Third Party Lessee Lease or Third Party Contract may not be assigned without the consent of any party thereto which has not been obtained, this Agreement

                                       35
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shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Subject to SECTION 4.1.5 Seller shall use commercially reasonable efforts to obtain the consent of any party whose consent is required in connection with the consummation of the transaction contemplated hereby as promptly as possible. Purchaser will cooperate with and assist Seller in its efforts under this SECTION 7.6.

     7.7 LIMITATIONS ON SELLER'S REPRESENTATIONS AND WARRANTIES. Purchaser acknowledges and agrees that Seller is making the Real Estate Representations as of any Closing only with respect to Tower Sites included in such Closing, and that all of Seller's representations and warranties set out in this Agreement are true, correct and complete to the best of Seller's Knowledge.

                                  ARTICLE VIII
                                  RISK OF LOSS

     8.1 CASUALTY LOSS. The risk of loss or damage to a Tower Site by fire or other casualty, until the Closing for the Tower Sites, is retained by Seller, but without any liability or obligation of Seller to repair any such loss or damage, except that Seller, at Seller's sole option, shall have the right to repair or replace such loss or damage to a Tower Site. Seller shall provide Purchaser with written notice of any loss or damage to a Tower Site, within ten
(10) days of Seller's knowledge of such loss or damage. If Seller elects (such election to be made within twenty (20) Business Days after Seller shall have actual knowledge of such loss or damage by giving Purchaser written notice thereof) to make such repair or replacement, and such repair or replacement can be fully completed prior to the Closing of such Tower Sites, the obligations of Seller and Purchaser under this Agreement to sell and purchase the Tower Site shall continue in full force and effect. If Seller does not elect to repair or replace any such loss or damage or such repair or replacement loss or damage cannot be fully completed prior to the Final Closing, such Tower Site will be deemed an Excluded Site.

     8.2 EMINENT DOMAIN. If notice of any action, suit or proceeding shall be given after the Execution Date hereof, but prior to the Closing of a Tower Site, for the purpose of taking by eminent domain or condemning any portion of a Tower Site that would have a material adverse effect on the use, operation or value of such Tower Site, Seller and Purchaser shall each have the right to terminate their respective obligations to sell and purchase such Tower Site by giving written notice to the other party within twenty (20) Business Days after receiving notice of such condemnation or taking. If written notice of termination is given by Seller or Purchaser to the other party, the obligation of Seller and Purchaser to purchase and sell such Tower Site shall terminate as of the date such notice is given and Seller and Purchaser shall have no further obligations to one another with respect to such Tower Site after the date of termination. If neither Seller nor Purchaser elects to terminate its obligation to purchase or sell such Tower Site as provided above or if the taking or condemnation would not have a material adverse effect on the use, operation or value of such Tower Site, the award with respect to such condemnation or taking, except for any expense incurred by Seller for restoration or safety in connection therewith, which sum shall be reimbursed by Purchaser to Seller at the Closing, shall be assigned (without representation or warranty by or recourse against Seller) to Purchaser without further consideration following the Closing for such Tower Site, and this Agreement shall continue in full force and effect without any modification or abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking.

                                   ARTICLE IX
                              ADDITIONAL AGREEMENTS

     The parties agree to the following additional provisions, all of which shall apply notwithstanding any other provision of this Agreement to the contrary.

     9.1 REVENUE SHARING. Purchaser acknowledges that the Tower Sites identified on attached SCHEDULE 9.1 involve Ground Leases which contain revenue sharing provisions that are triggered upon the co-location of additional tenants on the Tower Site. Purchaser acknowledges having reviewed and become familiar with these revenue sharing provisions. Purchaser further agrees that the rent to be paid by Seller to Purchaser under the terms of the Master Leaseback Agreement and the relevant Site Lease Agreement for any such Tower shall not be adjusted at any time as a result of the obligation of Purchaser now or at any later date to pay any such revenue sharing amounts.

     9.2 NO DEPOSIT. Purchaser acknowledges that Seller shall not be required to make payment of any deposit with respect to the Master Leaseback Agreement or any individual Site Lease Agreement executed pursuant to the Master Leaseback Agreement.

     9.3       USE OF EMERGENCY GENERATORS.

                         (i)    Purchaser acknowledges that twelve (12) of the
Tower Sites, which are identified on SCHEDULE 9.3, are lighted and that Seller owns and maintains at each of these sites an emergency back-up generator for the purpose of assuring continuous power to operate the tower lighting and Seller's Equipment in the event of a power loss. Purchaser agrees with respect to each of these sites that from after the Closing that includes each respective Tower Site on SCHEDULE 9.3, Purchaser shall not draw any electricity from the emergency back-up generator or allow any third party, including any current or future co-location tenant on the Tower, to draw any additional power from the emergency back-up generator, without Seller's prior written consent, which may be withheld in Seller's discretion.

                         (ii)   Notwithstanding the provisions of SECTION 9.3(i)
to the contrary, Purchaser may elect to purchase from Seller any and all such emergency back-up generators at the applicable twelve (12) Tower Sites as identified on SCHEDULE 9.3, upon the terms and conditions as may be agreed to by and between Seller and Purchaser pursuant to a separate written agreement entered into by and between the parties. If any such back-up generators are acquired from Seller by Purchaser, then Purchaser shall not remove any such back-up generator from any Tower Site during the Term or any Renewal Term of the applicable Site Lease Agreement (as defined therein), and Purchaser shall permit Seller to use any and all such back-up generators for any purpose and in any capacity which Seller, in Seller's sole discretion, may determine. Purchaser shall be permitted to draw electricity from and use the back-up generator for any purpose and to the extent deemed necessary, at Purchaser's sole discretion, but neither Seller nor Purchaser shall allow any Third Party, including any current of future co-location

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tenant (other than Seller) on the Tower to draw any additional power from the emergency back-up generator, without the other party's prior written consent.

     9.4 UTILITIES; TOWER MONITORING. Purchaser shall transfer all utilities that are specific to a Tower Site and that are not used by Seller or any other Third Party Lessee into Purchaser's name effective as of the Closing Date for each lighted Tower Site. Seller agrees, for a period of sixty (60) days following the Closing on any Tower, to continue its current remote monitoring of the lighting on such Tower. This monitoring obligation shall require only that if Seller receives electronic notification that the light is not functioning, Seller will promptly advise Purchaser in writing by facsimile to the phone number for this purpose set out in SECTION 12.6. Purchaser shall be responsible for promptly providing any maintenance necessary to restore the function of the lighting. Unless otherwise agreed in writing, Seller's obligation in SECTION 9.4 shall end at 5:00 p.m. local time on the sixtieth (60th) day following the Closing with regard to each such Tower. Purchaser shall pay Seller the amount of $100 for each Tower to be monitored by Seller under this SECTION 9.4, and such payment shall be paid at the time of Closing for such Tower as an increase in the Individual Tower Price for such Tower. Seller and Purchaser shall work together to transfer responsibility for same within such period of time. All light controllers shall be considered Assets being transferred and sold to Purchaser.

                                    ARTICLE X
                                   TERMINATION

     10.1 TERMINATION. This Agreement may be terminated upon the occurrence of any of the following events:

               10.1.1 CONSENT. Seller and Purchaser may terminate this Agreement by written mutual consent at any time prior to the Final Closing Date.

               10.1.2    OPTIONAL TERMINATION.

                         (a) Seller may terminate this Agreement upon written
notice to Purchaser if: (i) Seller has presented at least fifty (50) Towers that are not Pending Tower Sites or Excluded Sites by October 15, 2004 for the Initial Closing and the Initial Closing has not taken place on or before 11:59 p.m. (CST) on October 15, 2004; or, (ii) if Seller has not been able to present at least fifty (50) Towers that are not Pending Tower Sites or Excluded Sites by October 15, 2004 but does so by October 31, 2004 and a Closing including at least fifty (50) Towers has not taken place on or before 11:59 p.m. (CST) on October 31, 2004, provided that such termination shall not affect the rights of the parties with respect to any Towers for which Closing has previously occurred. No Tower Site shall be deemed an Included Site, nor shall the Purchaser be required to close on the Tower Site, unless and until the Purchaser shall have received all of its Due Diligence materials with respect to the Tower Site including, without limitation, all title reports, at least five (5) Business Days prior to the Closing Date, so long as Purchaser's failure to fulfill any of its obligations under this Agreement is not the cause of or resulted in the failure to obtain its Due Diligence materials with respect to the Tower Site, including title reports.

                         (b) Purchaser may terminate this Agreement upon written
notice to Seller if Seller has not presented at least fifty (50) Towers that are not Pending Tower Sites or

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Excluded Sites for Closing by 11:59 p.m. on December 31, 2004, provided that such termination shall not affect the rights of the parties with respect to any Towers for which Closing has previously occurred.

                         (c) Notwithstanding the foregoing, the right to
terminate this Agreement under this SECTION 10.1.2 will not be available to a party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to complete the relevant Closing on or before such dates.

                         (d) If this Agreement is terminated pursuant to this
SECTION 10.1.2 the Escrow Agent shall pay the then-current balance of the Deposit (plus any accrued interest thereon) to (i) Seller, if Seller terminates pursuant to subparagraph (a) above, or (ii) Purchaser, if Purchaser terminates pursuant to subparagraph (b) above. In the event Purchaser shall elect to terminate this Agreement pursuant to subparagraph (b) above and such termination shall not be the result of any breach by Purchaser of any of the provisions of this Agreement, Seller agrees to pay to Purchaser a fee equal to the lesser of Purchaser's actual costs and expenses incurred to the date of delivery of Seller's notice of termination or $250,000.

               10.1.3 PURCHASER'S BREACH. If Purchaser is in breach in any material respect of its covenants made hereunder or if any of the representations and warranties of Purchaser contained herein are not true and correct in all material respects (except to the extent any representation or warranty is already qualified by materiality in which case it shall not be true and correct in all respects) on the date made, Seller will have the right to give Purchaser written notice specifying the breach. Purchaser will have a period of thirty (30) Days following Purchaser's receipt of such notice of breach to cure such breach; provided, however, that if such breach is not capable of being cured within such thirty (30) Day period but Purchaser has undertaken efforts to cure such breach within such thirty (30) Day period and such breach is capable of being cured, such thirty (30) Day period shall be extended for an additional twenty (20) Days provided, further, however, if the breach involves the non-payment of sums due to Seller, Purchaser will only have a period of five (5) Days to cure such breach without right of extension. If Purchaser's breach is not cured within such applicable periods, Seller will have as a remedy, without limitation, the right to (i) terminate this Agreement by giving Purchaser and the Escrow Agent written notice thereof, and (ii) elect one of the following, whichever is greater: (a) have the balance of the Deposit (plus interest, if any) paid to Seller, or (b) obtain payment from Purchaser in the amount of $250,000.00, which such payment from Purchaser shall be made to Seller within three (3) Business Days after Purchaser's receipt of Seller's written notice of termination, or, in the alternative to the remedies in subparagraphs (i) and (ii) above, bring, maintain and consummate an action for specific performance in any court of competent jurisdiction. In the event Purchaser files a petition for relief under any chapter of the Bankruptcy Code or any involuntary bankruptcy petition is filed against Purchaser, the parties intend that such filing shall not prevent or any way impede or delay Seller's exercise of Seller's termination rights hereunder. Purchaser hereby consents to the entry of an order providing relief from the automatic stay under Section 362 of the Bankruptcy Code to permit Seller to exercise Seller's termination rights, and Purchaser hereby waives any right, under Section 105 of the Bankruptcy Code and any other applicable Governmental Law, to seek a stay, temporary restraining order, or injunction to prevent or in any way impede or delay Seller's exercise of Seller's termination rights. No

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

termination hereof shall affect the parties' respective rights and obligations under the Transaction Documents with respect to the Tower Sites for which a Closing has occurred prior to such termination. Notwithstanding the foregoing, Seller's remedies in the event of Purchaser's breach of the provisions of
SECTION 7.4.4 shall be as set forth in the confidentiality agreement described in SECTION 7.4.4, and Seller's remedies in the event of Purchaser's breach of the provisions of Section 7.4.5 shall include equitable remedies.

               10.1.4 SELLER'S BREACH. If Seller is in breach in any material respect of its covenants made hereunder (other than covenants related to Tower Sites prior to such Tower Sites becoming Included Sites) or if, subject to
SECTION 7.7, any of the representations and warranties of Seller contained in this Agreement are not true and correct in all material respects (except to the extent any representation or warranty is already qualified by materiality in which case it shall not be true and correct in all respects) on the date made, Purchaser will have the right to give Seller written notice specifying the breach. Seller will have a period of thirty (30) Days following Seller's receipt of such notice of breach to cure such breach; provided, however, that if such breach is not capable of being cured within such thirty (30) Day period but Seller has undertaken efforts to cure such breach within such thirty (30) Day period and such breach is capable of being cured, such thirty (30) Day period shall be extended for an additional twenty (20) Days provided, further, however, if the breach involves the non-payment of sums due to Purchaser, Seller shall only have a period of five (5) Days to cure such breach without right of extension. If Seller's breach is not cured within such applicable periods, Purchaser will have as a remedy, without limitation, the right to (i) terminate this Agreement by giving Seller and the Deposit Escrow Agent written notice thereof, (ii) have the balance of the Deposit (and all interest accrued thereon) returned to it and (iii) obtain indemnification for any Damages in accordance with SECTION 11.1 or, in the alternative to the remedies in subparagraphs (i),
(ii) and (iii) above, bring, maintain and consummate an action for specific performance in any court of competent jurisdiction. In the event Seller files a petition for relief under any chapter of the Bankruptcy Code or an involuntary bankruptcy petition is filed against Seller, the parties intend that such filing shall not prevent or in any way impede or delay Purchaser's exercise of Purchaser's termination rights hereunder. Seller hereby consents to the entry of an order providing relief from the automatic stay under Section 362 of the Bankruptcy Code to permit Purchaser to exercise Purchaser's termination rights, and Seller hereby waives any right, under Section 105 of the Bankruptcy Code and any other applicable Governmental Law, to seek a stay, temporary restraining order, or injunction to prevent or in any way impede or delay Purchaser's exercise of Purchaser's termination rights. No termination hereof shall affect the parties' respective rights and obligations under the Transaction Documents with respect to the Tower Sites for which a Closing has occurred prior to such termination. It is understood and agreed, without limiting the foregoing, that the sole remedies of Purchaser in respect of a breach by Seller of any Real Estate Representation or any pre-Closing covenant or agreement related thereto will be to cause Seller to continue to use reasonable efforts to cure such breach, as contemplated by SECTION 7.2.3, until the Final Closing Date, except to the extent such Tower Site becomes an Excluded Site in accordance with the terms of this Agreement. Accordingly, Purchaser will have no right to terminate this Agreement in respect of a failure of a Tower Site to be included at a Closing, regardless of the reasons for such failure.

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

                                   ARTICLE XI
                                 INDEMNIFICATION

     11.1      INDEMNIFICATION.

               11.1.1    SELLER'S OBLIGATION TO INDEMNIFY. Except as provided in
SECTION 10.1.4, Seller shall indemnify and hold harmless Purchaser and all of its officers, directors, employees, agents and Affiliates (collectively, the "PURCHASER INDEMNIFIED PARTIES") against any and all damage, claim, loss, liability or expense including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses (collectively, "DAMAGES") incurred by any Purchaser Indemnified Party and arising out of or relating to:

                         (i)    any material breach or inaccuracy of any of the
representations and warranties made by Seller in this Agreement; or

                         (ii)   any failure of Seller to carry out, perform,
satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Seller pursuant to this Agreement (other than related to Tower Sites prior to such Tower Sites becoming Included Sites), or

                         (iii)  any Excluded Liability;

PROVIDED, that from and after any Closing, Seller will not be liable for any Damages incurred by Purchaser Indemnified Parties arising out of or relating to the items listed in this SECTION 11.1.1 unless and until the total amount of all Damages with respect thereto exceeds $167,000, and then Seller shall be liable for all such Damages (including the threshhold $167,000), but only to an aggregate amount (together with any Damages paid in respect to any other claims for indemnification pursuant to this SECTION 11.1.1) equal to $4,000,000. The amount of indemnification Purchaser Indemnified Parties are entitled to receive hereunder shall be reduced by any applicable insurance proceeds that Purchaser is entitled to receive.

                         In addition, the indemnification obligations hereunder
shall be reduced so as to give effect to any (i) net reduction in federal, state, local or foreign income or franchise tax liability realized at any time by Seller in connection with the satisfaction by the Purchaser Indemnified Party of a claim with respect to which indemnification is sought hereunder and (ii) amount of the Purchaser Indemnified Parties' Damages that are subsequently recovered by the Purchaser Indemnified Parties pursuant to a settlement or otherwise. Furthermore, in no event shall the term Damages include any consequential, incidental, indirect or any loss or damage to a Purchaser Indemnified Party, whether or not based upon events giving rise to indemnification hereunder, including claims brought by third parties in connection with any public offering or damages based on a multiple of earnings formula.

                         Nothing in this Agreement shall be deemed to require
Seller to indemnify Purchaser Indemnified Parties for or in respect of a breach of any Real Estate Representation or any pre-Closing covenant or agreement related to Tower Sites prior to such Tower Sites becoming Included Sites. Without limiting the generality of the foregoing, the sole remedies of Purchaser in respect of a breach by Seller of any Real Estate Representation or any pre-Closing covenant or agreement related to any Tower Site prior to such Tower Site becoming an Included Site will be to cause Seller to continue to use reasonable efforts to cure such breach, as contemplated by SECTION 7.2.3, until the Final Closing Date, except to the extent such Tower Site becomes an Excluded Site in accordance with the terms of this Agreement.

                         Notwithstanding anything else contained in this
Agreement to the contrary, in the event that prior to a Closing Purchaser has knowledge of an event, circumstance or condition that would, without the effect of this provision, afford Purchaser indemnification rights hereunder after the applicable Closing, and Purchaser proceeds with said Closing, Purchaser will have no rights of indemnification hereunder with respect to said event, circumstance or condition. For the purposes of this provision, the term "knowledge" shall mean information Purchaser shall have received in writing from Seller and information in tangible form obtained or learned by Purchaser or Purchaser's representative in performing due diligence with regard to this transaction.

               11.1.2 PURCHASER'S OBLIGATION TO INDEMNIFY. Except as permitted by SECTION 10.1.3, Purchaser shall indemnify and hold harmless the Seller and each of its officers, directors, employees, agents, Affiliates and equity holders (collectively, the "SELLER INDEMNIFIED PARTIES", together with Purchaser Indemnified Parties, and as context requires, the "INDEMNIFIED PARTIES") against any and all Damages incurred by any Seller Indemnified Party and arising out of:

                         (i)    any material breach or inaccuracy of any of the
representations and warranties made by Purchaser in this Agreement;

                         (ii)   any failure of Purchaser to carry out, perform,
satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Purchaser pursuant to this Agreement; or

                         (iii)  Purchaser's obligation to indemnify Seller in
accordance with the provisions of this Agreement.

PROVIDED, that from and after any Closing, Purchaser shall not be liable for any Damages incurred by Seller Indemnified Parties arising out of or relating to the items listed in this SECTION 11.1.2 until such Damages (together with any other Damages paid by Purchaser) exceed $167,000 (in which case Purchaser shall be liable for the threshold $167,000.00), but only to an aggregate amount (together with any Damages paid in respect to any other claims for indemnification pursuant to SECTION 11.1.1) equal to $4,000,000. The amount of indemnification the Seller Indemnified Parties are entitled to receive hereunder shall be reduced by any applicable insurance proceeds that Seller is entitled to receive.

                         In addition, the indemnification obligations hereunder
shall be reduced so as to give effect to any (i) net reduction in federal, state, local or foreign income or franchise tax liability realized at any time by Seller in connection with the satisfaction by the Seller Indemnified Party of a claim with respect to which indemnification is sought hereunder and (ii) amount of the Seller Indemnified Parties' Damages that are subsequently recovered by the Seller Indemnified Parties pursuant to a settlement or otherwise. Furthermore, in no event shall the term Damages include any consequential, incidental, indirect or any loss or damage to a Seller Indemnified Party, whether or not based upon events giving rise to indemnification hereunder, including claims brought by third parties in connection with any public offering or damages based on a multiple of earnings formula.

                         Notwithstanding anything else contained in this
Agreement to the contrary, in the event that prior to a Closing the Seller has Knowledge of an event, circumstance or condition that would, without the effect of this provision, afford the Seller's indemnification rights hereunder after the applicable Closing, and the Seller proceeds with such Closing, the Seller will have no rights of indemnification hereunder with respect to said event, circumstance or condition.

     11.2 TIME LIMITATIONS FOR INDEMNIFICATION CLAIM. The right to seek indemnification pursuant to the terms of this Agreement will survive for a period of eighteen (18) months beginning on the Initial Closing Date (or with respect to Additional Closing Sites, the date of the applicable Additional Closing), but no longer, and shall only be effective with respect to any claim when notice of such claim shall have been given in writing to the other party against whom indemnification is sought within such period prescribed; provided, however, that any representation or warranty contained in SECTION 7.1.13 or
7.1.14 shall survive until the expiration of the relevant statute of limitations period (including any applicable extensions thereof).

     11.3 NOTICE OF CLAIM FOR INDEMNIFICATION; DEFENSE OF CLAIMS. In the event a claim against any of the Indemnified Parties arises that is covered by the indemnity provisions of SECTION 11.1.1 or SECTION 11.1.2 of this Agreement, notice stating the provision or provisions of this Agreement under which the liability or obligation is asserted shall be promptly given by the Indemnified Parties to the indemnifying party, and the indemnifying party will have the right to control all settlements (unless any Indemnified Party agrees to assume the cost of settlement and to forego such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of the indemnifying party; PROVIDED, HOWEVER, that the indemnifying party may not effect any settlement that could result in any cost, expense or liability to any Indemnified Party unless the applicable Indemnified Party consents in writing to such settlement and the indemnifying party agrees to indemnify the applicable Indemnified Party therefor. An Indemnified Party may select counsel to participate in any defense, in which event such Indemnified Party's counsel shall be at the sole cost and expense of such Indemnified Party. In the event that the indemnifying party does not admit in writing to the party seeking indemnification that such claim is covered by the indemnity provisions of
SECTION 11.1.1 or SECTION 11.1.2, as the case may be, then the Indemnified Party seeking indemnification and the indemnifying party shall cooperate in good faith jointly to contest, defend and settle such claim. In connection with all such claims, actions or proceedings, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

     11.4 MITIGATION. Purchaser Indemnified Parties and the Seller Indemnified Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does give rise thereto, including costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

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     11.5      EXCLUSIVE REMEDY. The rights and remedies of each party under
ARTICLE X and ARTICLE XI in respect of a breach by the other party shall constitute the non-breaching party's sole rights and remedies under this Agreement, except as may be otherwise expressly set forth herein.

                                   ARTICLE XII
                                  MISCELLANEOUS

     12.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors in interest, permitted assigns, heirs and personal representatives.

     12.2 ENTIRE AGREEMENT. This Agreement and the schedules and exhibits hereto which are incorporated herein by this reference, contain the entire agreement between Seller and Purchaser with respect to the transactions contemplated herein. Except with respect to the Confidentiality Agreement entered into by Purchaser and Nations Media Partners, Inc., which Confidentiality Agreement shall continue to survive and may be enforced by Seller as a third party beneficiary and is not superceded either by execution of this Agreement or the Confidentiality Agreement provided for in SECTION 7.4.4, this Agreement supersedes any prior agreements and understandings between them as to the subject matter hereof. This Agreement cannot be modified and no provision hereof can be waived except by an instrument in writing, signed by the parties hereto.

     12.3 COSTS AND EXPENSES. Except as specifically provided herein, each party hereto shall bear its own respective legal, accounting or other fees and other expenses in connection with this Agreement.

     12.4 HEADINGS. The headings of the articles, paragraphs, and subparagraphs of this Agreement are for the convenience of reference only, are not to be considered a part hereof and shall not limit, expand, or otherwise affect any of the terms hereof.

     12.5 RECITALS. The Recitals hereto are specifically incorporated herein by reference and made a part of this Agreement as if they appeared herein.

     12.6 NOTICES. Any notice, request or demand required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if (i) delivered by hand at the address of the intended recipient, (ii) sent prepaid by guaranteed overnight delivery service, (iii) deposited in the United States first class mail (registered or certified, postage prepaid, with return receipt requested), or (iv) sent by telecopier (with written confirmation of receipt), provided, however, that a copy is sent prepaid by guaranteed overnight delivery service or mailed by registered mail, return receipt requested, addressed to the intended recipient at the address set forth below or at such other address as the intended recipient may have specified by written notice to the sender in accordance with the requirements of this SECTION 12.6. Any such notice, request, or demand so given shall be deemed given on the Day it is delivered by hand at the specified address, on the Day sent by telecopier provided that it is then mailed by certified mail, return receipt requested), on the Business Day after the Day of deposit with a guaranteed overnight delivery service, or on the Business Day that is two (2) Business Days after deposit in the United States Mail, as the case may be.

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

              SELLER:
              iPCS Wireless, Inc.
              1901 N. Roselle Road, Suite 1040
              Schaumburg, IL 60195
              Attn: Stebbins B. Chandor
              Fax: (847) 885-7125

              WITH A COPY TO:
              Meyer Capel, A Professional Corporation
              306 W. Church Street
              Champaign, IL 61820
              Attn: Tracy J. Nugent
              Fax: (217) 353-1083

              PURCHASER:
              TCP Communications LLC
              900 Cummings Center, Suite 305U
              Beverly, MA 01915
              Attn: Paul McGinn
              Fax: (978) 921-4028

              WITH A COPY TO:
              Fox Rothschild, LLP
              997 Lenox Drive, Building 3
              Lawrenceville, NJ 08648
              Attn: Matthew H. Lubart
              Fax: (609) 896-1469

Any party may change his, her or its address for notice purposes by giving notice in accordance with this SECTION 12.6.

     12.7      ASSIGNMENT.

               12.7.1    BY PURCHASER. Purchaser may upon written notice to
Seller: (a) after Purchaser has closed on the purchase of at least fifty (50) Towers, assign this Agreement to any successor-in-interest or entity acquiring fifty-one percent (51%) or more of its stock or assets, subject to any financing entity's interest, if any, and upon such assignment pursuant to this subparagraph (a) Purchaser shall be relieved of all future performance, liabilities and obligations under this Agreement; and (b) assign as additional collateral to the lenders under its primary secured credit facility or to any agent for said lenders, its rights, including, without being limited to any rights to indemnification, under this Agreement, provided that no such assignment shall or shall be deemed to impose upon any such lender or agent, any responsibility for performance of any obligation of Purchaser hereunder. Except as otherwise provided, Purchaser may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed by Seller. Except as expressly provided above, any assignee of Purchaser shall agree to be bound by and subject to the terms of this Agreement and Purchaser shall remain primarily obligated for all of the obligations and liabilities hereunder in the event of an assignment.

               12.7.2    BY SELLER. Seller may upon written notice to Purchaser:
(a) assign this Agreement and transfer any of its rights, interests, or obligations hereunder to an Affiliate of Seller, provided that such Affiliate agrees to be bound by and subject to the terms of this Agreement; (b) assign this Agreement to any successor-in-interest or entity acquiring fifty-one percent (51%) or more of its stock or assets, subject to any financing entity's interest, if any, and upon such assignment pursuant to this subparagraph (b) Seller shall be relieved of all future performance, liabilities and obligations under this Agreement except with respect to any Seller Towers that thereafter continue to be owned by Seller; and (c) assign as additional collateral to the lenders under its primary secured credit facility or to any agent for said lenders, its rights, including, without being limited to any rights to indemnification, under this Agreement, provided that no such assignment shall or shall be deemed to impose upon any such lender or agent, any responsibility for performance of any obligation of Seller hereunder. Except as otherwise provided, Seller may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed by Purchaser. Except as expressly provided above, any assignee of Seller shall agree to be bound by and subject to the terms of this Agreement and Seller shall remain primarily obligated for the obligations and liabilities hereunder in the event of an assignment.

               12.7.3 ASSIGNMENTS IN VIOLATION VOID. Any assignment of this Agreement in violation of the terms of this Agreement shall be void.

     12.8 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to other persons or circumstances shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     12.9 CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural and vice versa, unless the context required otherwise. The words "herein", "hereof" and "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or paragraph. When used alone in this Agreement, the words "including", "inclusive" and other similar components of the word "include" shall be deemed to be followed by the words "without limitation."

     12.10 NO JOINT VENTURE. Notwithstanding any other provision of this Agreement, or any agreements, contracts or obligations that may derive herefrom, nothing herein shall be construed to make the parties hereto partners or joint venturers or to render either party liable for any of the debts or obligations of the other party.

     12.11     ARBITRATION.

               12.11.1 ARBITRATION AND DISPUTE RESOLUTION. Any controversy, claim, or dispute arising out of or relating to the interpretation or performance of this Agreement or the grounds for termination of this Agreement (a "DISPUTE") shall be resolved in accordance with this SECTION 12.11.1. In the case of any Dispute, either party may serve written notice of such Dispute to the other party, and the parties shall meet to attempt to resolve the Dispute within fifteen (15) Days of such notice. Such meeting shall be attended by individuals with decision-making authority to attempt, in good faith, to negotiate a resolution of the Dispute prior to pursuing other available remedies. If, within thirty (30) Days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, such Dispute shall be resolved through final and binding arbitration. Such arbitration shall be conducted by three (3) arbitrators familiar with the wireless telecommunications industry and shall be held in Wilmington, Delaware, in accordance with the then-current Rules of Conciliation and Arbitration of the American Arbitration Association. Such arbitrators shall be selected by mutual agreement of the parties within thirty (30) Days of the request for arbitration, or failing such agreement, each party shall select one (1) arbitrator and the two (2) selected arbitrators shall mutually agree upon the selection of a third arbitrator within forty-five (45) Days of the request for arbitration. The parties shall be afforded ninety (90) Days to conduct discovery prior to the arbitration. The arbitrators shall have the authority to resolve discovery disputes. The arbitrators shall also have the authority to grant provisional or ancillary remedies such as replevin, injunctive relief, ejectment and attachment. A court reporter shall be present at all arbitration proceedings in order to transcribe them and such transcription shall be the official record of such proceedings for purposes of any judicial enforcement or review proceeding. The arbitrators' decision shall specify the basis for any award and the types of damages awarded. The parties shall bear the cost of such arbitration equally and the prevailing party in any such arbitration shall be entitled to reasonable attorneys' fees from the non-prevailing party in an amount to be determined by the arbitrators, in addition to any other award ordered by the arbitrators. The prevailing party in any judicial enforcement or review proceeding shall also be entitled to reasonable attorneys' fees and costs from the non-prevailing party, in addition to any other award ordered by the court. If judicial enforcement or review is sought by either party, judgment on the arbitrator's decision may be entered in any court of competent jurisdiction. This SECTION 12.11.1 shall survive any expiration or termination of this Agreement and shall continue to be enforceable in the event of the bankruptcy of a party. Purchaser and Seller shall proceed diligently with the performance of the provisions set forth in this SECTION 12.11.1.

               12.11.2 EXPEDITED ARBITRATION. Notwithstanding anything in this Agreement to the contrary, if at or after the Initial Closing Date Purchaser, in good faith, asserts that more than nine (9) Tower Sites are to be Excluded Sites pursuant to SECTION 6.7 or any other provision hereof and Seller, in good faith, disputes such assertion, such dispute shall be settled and finally determined promptly following the Initial Closing Date by arbitration in Wilmington,

Delaware in accordance with the "expedited arbitration" procedures of the commercial arbitration rules then in effect of the American Arbitration Association, or its successors (the "AAA"). The arbitrator shall be a person having at least ten (10) years experience as to the subject matter in question. After being duly appointed, the arbitrator shall proceed with all reasonable dispatch to determine the issue. The arbitrator shall have no power to alter, modify or amend the terms of this Agreement. The decision of the arbitrator shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties. In the event the arbitrator determines with respect to any particular Tower Site that Purchaser was incorrect in asserting that it is entitled to exclude such Tower Site from the transaction, then, as the sole remedy of Seller (other than as provided in SECTION 12.13), Purchaser shall be bound by such determination. Any award of the arbitrators shall be limited to a determination as to whether Purchaser validly asserted its right to exclude any such Tower Sites. If Purchaser does not prevail in the arbitration with respect to any of such disputed Tower Sites, then Purchaser shall purchase each such Tower Site for the Individual Tower Price as provided in SECTION 3.1.1 herein, a closing shall be held with respect to such Tower Sites within five (5) Business Days following receipt of the arbitrator's decision, all of the terms and conditions of this Agreement shall apply to such transaction and shall remain in full force and effect thereafter.

     12.12 COUNTERPARTS. This Agreement may be executed in counterparts. It shall not be necessary that the signature on behalf of all parties hereto appear on each counterpart hereof, and it shall be sufficient that the signature on behalf of all parties hereto appear on one (1) or more such counterparts. All counterparts shall collectively constitute a single agreement.

     12.13 ENFORCEMENT. In the event that it is necessary for Seller or Purchaser to incur any costs and expenses (i) in the enforcement of any of the terms and provisions of this Agreement in arbitration or a court of law or equity, (ii) in the defense of any attempted enforcement of any of the terms and provisions of this Agreement in arbitration or a court of law or equity, (iii) in an action for Damages in arbitration or a court of law, or (iv) in an effort to protect the rights of the solvent party in an insolvency, bankruptcy, or receivership proceeding, the non-prevailing party or parties shall pay forthwith to the prevailing party or parties any and all costs and expenses thereby incurred including, but not limited to, reasonable attorneys fees and costs.

     12.14 GOVERNING LAW. This Agreement shall be governed by, construed and interpreted according to the laws of the State of Delaware, without regard to conflicts of law principles.

     12.15 TIME OF THE ESSENCE. TIME IS OF THE ESSENCE as to all dates and time periods contained in this Agreement.

     12.16 PRESS RELEASES. Without the prior approval of the other parties to this Agreement, which approval shall not be unreasonably delayed or withheld, except as required by law or regulation, by the rules of nasdaq, or in the opinion of securities counsel to the seller, neither Seller nor Purchaser shall issue any press release or make any public statement regarding the transactions contemplated hereby or of the specific items of this Agreement or file this Agreement with governmental authorities. Notwithstanding the foregoing, immediately after the Execution Date, notice to third parties of the transactions contemplated by this Agreement shall be given to the public pursuant to a mutually agreeable form of press release. For the avoidance of doubt, disclosures referred to above by seller shall include disclosures of iPCS, Inc.

     12.17 FURTHER ASSURANCES. Each of the parties hereto will cooperate with the other parties and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party to this Agreement as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Without limiting the foregoing at each Closing, and from time to time thereafter, Seller shall do all such additional and further acts, and shall execute and deliver all such additional and further instruments, certificates and documents, as Purchaser may reasonably require fully to vest in and assure Purchaser full right, title and interest in and to the Assets to the full extent contemplated by this Agreement and otherwise to effectuate the consummation of the transactions contemplated by this Agreement.


                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed and delivered as of the date first written above.

                                   SELLER:

                                   IPCS WIRELESS, INC.


                                   By /s/ Timothy M. Yager
                                     ------------------------------------------

                                   Name: Timothy M. Yager
                                        ---------------------------------------

                                   Title: President and Chief Executive Officer
                                         --------------------------------------


                                   PURCHASER:

                                   TCP COMMUNICATIONS LLC


                                   By: /s/ Paul McGinn
                                      -----------------------------------------

                                   Name: Paul McGinn
                                        ---------------------------------------

                                   Title: Chief Executive Officer
                                         --------------------------------------

                      SCHEDULE 1.1A - EXCLUDED LIABILITIES

None.

                   SCHEDULE 1.1B - INCLUDED THIRD PARTY LEASES

                         SCHEDULE 1.1C - PERMITTED LIENS

None.

                      SCHEDULE 1.1D - TOWER IDENTIFICATION

          SCHEDULE 2.6.1 - GROUND LEASES AND THIRD PARTY LESSEE LEASES

                  SCHEDULE 2.6.2 - THIRD PARTIES IN NEGOTIATION

                     SCHEDULE 2.7.1 - THIRD PARTY CONTRACTS

None.

                  SCHEDULE 4.2.9 - ZONING, FAA AND FCC MATTERS

                 SCHEDULE 6.2.5 - MEMORANDUM OF LEASE EXCEPTIONS

                       SCHEDULE 7.1.3 - REQUIRED CONSENTS

None.

                           SCHEDULE 7.1.6 - CONTRACTS

None.

                     SCHEDULE 7.1.8 - GROUND LEASE CONSENTS

               SCHEDULE 7.1.9 - THIRD PARTY LESSEE LEASES CONSENTS

                                      None.

                     SCHEDULE 7.1.10 - COMPLIANCE WITH LAWS

None.

                        SCHEDULE 7.1.11 - EMINENT DOMAIN

None.

                     SCHEDULE 7.1.14 - ENVIRONMENTAL MATTERS

None.

                  SCHEDULE 7.3.3 - PURCHASER'S LEGAL AUTHORITY

None.

                  SCHEDULE 7.3.4 - PURCHASER'S BROKER OR FINDER

None.

                 SCHEDULE 7.5 - PERSONS WITH KNOWLEDGE OR BELIEF

                         SCHEDULE 9.1 - REVENUE SHARING

                       SCHEDULE 9.3 - LIGHTED TOWER SITES

                                    EXHIBIT A
                           MASTER LEASEBACK AGREEMENT

                                  EXHIBIT 2.6.2
         APPROVED TERMS FOR GROUND LEASES AND THIRD PARTY LESSEE LEASES

                                   EXHIBIT 3.2
                            DEPOSIT ESCROW AGREEMENT

                                  EXHIBIT 4.1.3
                            NON-DISTURBANCE AGREEMENT

                                 EXHIBIT 6.2.1.a
             WARRANTY BILL OF SALE AND GENERAL ASSUMPTION AGREEMENT

                                 EXHIBIT 6.2.1.b
               ASSIGNMENT AND ASSUMPTION OF GROUND LEASE AGREEMENT

                                 EXHIBIT 6.2.1.c
                ASSIGNMENT OF THIRD PARTY LESSEE LEASES AGREEMENT

                                 EXHIBIT 6.2.1.d
                       ASSIGNMENT OF THIRD PARTY CONTRACTS

                                  EXHIBIT 6.2.6
                          SELLER'S OFFICER CERTIFICATE

                                  EXHIBIT 6.3.7
                         PURCHASER'S OFFICER CERTIFICATE

                                  EXHIBIT 7.4.4
                            CONFIDENTIALITY AGREEMENT

                                       82